SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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GREENSKY, INC.
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April 28, 2020

Dear Fellow Stockholders:
On behalf of our Board of Directors, I cordially invite you to attend our 2020 annual meeting of stockholders, which will be held virtually on Thursday, June 4, 2020, commencing at 10:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualstockholdermeeting.com/GSKY2020, where you will be able to listen to the meeting live, submit questions and vote online. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please submit your proxy or voting instructions using one of the voting methods described in the accompanying Proxy Statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the meeting and to vote your shares at the meeting if you wish to do so.
We look forward to your participation.

Sincerely yours,
David Zalik
Chairman and Chief Executive Officer

GREENSKY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 4, 2020
Notice is hereby given that the 2020 Annual Meeting of Stockholders of GreenSky, Inc., a Delaware corporation, will be held virtually on Thursday, June 4, 2020, at 10:00 a.m., Eastern Time (the "Annual Meeting"). The Annual Meeting can be accessed by visiting www.virtualstockholdermeeting.com/GSKY2020, where you will be able to listen to the Annual Meeting live, submit questions and vote online. If you plan to attend the Annual Meeting, please see the instructions beginning on page 2 of the attached Proxy Statement. There will be no physical location for the Annual Meeting. Stockholders only may participate by logging in at www.virtualstockholdermeeting.com/GSKY2020.
At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:
(1)To elect three Class II directors for terms expiring at the 2023 Annual Meeting of Stockholders;
(2)To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934, as amended; and
(3)To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on April 9, 2020 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders is available for inspection by any stockholder during ordinary business hours at our principal place of business at 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342. In addition, the list will be available to any stockholder for examination online during the Annual Meeting. To access the list during the Annual Meeting, please visit www.virtualstockholdermeeting.com/GSKY2020 and enter the 16 digit control number provided on your proxy card or voting instruction form.
We encourage you to access the Annual Meeting before the start time of 10:00 a.m. Online check-in will begin at 9:45 a.m.
Whether or not you plan to attend the Annual Meeting, our Board of Directors urges you to read the attached Proxy Statement and submit a proxy or voting instructions for your shares via the internet or by telephone, or complete, date, sign and return your proxy card or voting instruction form in the pre-addressed, postage-paid envelope provided. We encourage you to submit your proxy or voting instructions via the internet, which is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs. For instructions on how to submit your proxy or voting instructions, please refer to "General Information—Voting Methods" beginning on page 3 of the attached Proxy Statement.
Please refer to the attached Proxy Statement for more information, including a detailed explanation of the matters being submitted to a vote of our stockholders.

By Order of the Board of Directors,
Steven Fox
Corporate Secretary

Atlanta, Georgia
April 28, 2020

i

GREENSKY, INC.
5565 Glenridge Connector
Suite 700
Atlanta, GA 30342

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 4, 2020

GENERAL INFORMATION
We are furnishing this Proxy Statement on behalf of the Board of Directors of GreenSky, Inc., a Delaware corporation, for use at our 2020 Annual Meeting of Stockholders or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually, at 10:00 a.m., Eastern Time, on Thursday, June 4, 2020.
The Annual Meeting can be accessed by visiting www.virtualstockholdermeeting.com/GSKY2020, where you will be able to listen to the Annual Meeting live, submit questions and vote online. In addition to facilitating stockholder attendance and participation by enabling all stockholders to participate fully using any internet-connected device from any location around the world at no cost, this virtual-only format eliminates the health risks associated with an in-person meeting in light of the ongoing COVID-19 pandemic. If you plan to attend the Annual Meeting, please see "General Information—Attendance at the Annual Meeting." There will be no physical location for the Annual Meeting. Stockholders only may participate by logging in at www.virtualstockholdermeeting.com/GSKY2020.
As used in this Proxy Statement, the terms "GreenSky," "we," "us," and "our" refer to GreenSky, Inc. The term "Board" refers to GreenSky's Board of Directors.
This Proxy Statement and the enclosed proxy materials are first being mailed to stockholders on or about April 30, 2020. A copy of our 2019 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (the "SEC"), is being mailed with this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and the 2019 Annual Report to Stockholders are available at www.proxyvote.com.
Voting Rights
We have two classes of common stock: Class A, which has one vote per share, and Class B, which has ten votes per share. The Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law or GreenSky's organizational documents.
The close of business on April 9, 2020 has been fixed as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). On the Record Date, we had outstanding 66,366,883 shares of Class A common stock and 113,301,368 shares of Class B common stock. There are no cumulative voting rights in connection with the election of directors.

Quorum
For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares entitled to vote on such matter at the Annual Meeting, present in person or by proxy, will constitute a quorum. Both abstentions and "broker non-votes" will be treated as present for purposes of determining a quorum. A "broker non-vote," however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals.
Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner
Some of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are certain distinctions between shares held of record and those shares owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party or to vote in person at the Annual Meeting.
Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting.
If you are not a stockholder of record, please understand that we do not know that you are a stockholder or how many shares you own.
Attendance at the Annual Meeting
The Annual Meeting will be conducted completely online via the internet. Stockholders may attend and participate in the Annual Meeting by visiting www.virtualstockholdermeeting.com/GSKY2020. There will be no physical location for the Annual Meeting. To access the Annual Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form.
We encourage you to access the Annual Meeting before the start time of 10:00 a.m. Please allow ample time for online check-in, which will begin at 9:45 a.m.
Stockholders who participate in the Annual Meeting by way of the link above will be considered to have attended the Annual Meeting "in person," as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

By conducting our Annual Meeting completely online via the internet, we eliminate many of the costs associated with a physical meeting. In addition, we believe that a virtual meeting will provide greater access to those stockholders who want to attend, will improve our ability to communicate more effectively with our stockholders during the Annual Meeting, and will eliminate the health risks associated with an in-person meeting in light of the ongoing COVID-19 pandemic.
Voting Methods
The procedures for voting are as follows:
Stockholder of Record. If you are a stockholder of record, then you may vote in person at the Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy via the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person, even if you have already voted by proxy. The vote you cast in person will supersede any previous votes that you may have submitted.
•By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•Via the Internet: To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions. To be counted, your internet vote must be received by 11:59 p.m., Eastern Time, on June 3, 2020 (for shares of Class A common stock in our 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on June 3, 2020).
•By Telephone: To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. To be counted, your telephone vote must be received by 11:59 p.m., Eastern Time, on June 3, 2020. (For shares of Class A common stock in our 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on June 3, 2020).
•In Person: To vote in person, attend and vote at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, trustee or other nominee, then you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote in person at the virtual Annual Meeting, you must obtain a valid proxy from your broker, trustee or other nominee. Follow the instructions included with these proxy materials or contact your broker, trustee or other nominee to request a proxy form.
Voting Requirements
At the Annual Meeting, stockholders will consider and act upon (i) the election of three Class II directors for terms expiring at the 2023 Annual Meeting of Stockholders, (ii) a proposal to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers (the "Named Executive Officers" or "NEOs") as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) such other business as may properly come before the Annual Meeting.
With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Governance and

Nominating Committee of the Board, and all nominees are current directors. The election of directors requires a plurality of the votes cast, and the three nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered "votes cast" and, therefore, will have no effect on the outcome of Proposal One.
With regard to Proposal Two (Frequency of Say-on-Pay Votes), votes may be cast for every year, every two years or every three years, or stockholders may abstain from voting on the proposal. The frequency alternative of Proposal Two requires the affirmative vote of a majority of the votes cast on the matter. If none of the frequency alternatives receives a majority of votes cast, the Board will consider the frequency that receives the highest number of votes to be the frequency that has been selected by our stockholders. Abstentions and broker non-votes are not considered "votes cast" and therefore will have no effect on the outcome of Proposal Two. The vote on Proposal Two is a non-binding advisory vote.
Treatment of Voting Instructions
If you provide specific voting instructions, then your shares will be voted as instructed.
If you hold shares as the stockholder of record and submit a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting (i) "FOR ALL" nominees listed in Proposal One, (ii) for "EVERY YEAR" on Proposal Two, and (iii) in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.
You may have granted to your broker, trustee or other nominee discretionary voting authority over your account. Your broker, trustee or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee or other nominee.
The persons identified as having the authority to vote the proxies also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons identified as having the authority to vote the proxies will vote on such matter in their own discretion.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a later proxy via the internet or by telephone, (iii) properly submitting a duly executed proxy bearing a later date, or (iv) voting his or her shares at the Annual Meeting.
If you are the beneficial owner of shares held through a broker, trustee or other nominee, then you must follow the specific instructions provided to you by your broker, trustee or other nominee to change or revoke any instructions you have already given to your broker, trustee or other nominee.
Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation
GreenSky will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of GreenSky, in person or by telephone, e-mail or facsimile transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. GreenSky also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting by proxy will help to avoid additional expense.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our Board is divided into three classes, each serving staggered, three-year terms:
•our Class I directors are Gregg Freishtat and David Zalik, and their current terms expire at the 2022 Annual Meeting of Stockholders;
•our Class II directors are Joel Babbit, Arthur Bacci and Robert Sheft, and their current terms expire at this year's Annual Meeting; and
•our Class III director is Gerald Benjamin and his current term expires at the 2021 Annual Meeting of Stockholders.
Action will be taken at the Annual Meeting for the election of the three Class II directors listed above, all of whom are currently directors of the Company. Each director elected at the Annual Meeting will serve until the 2023 Annual Meeting or until his successor is elected and qualified. Proxies can be voted for only three nominees.
The Board has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of some other person or persons for any one or more of the nominees, then the proxies may be voted in accordance with the discretion of the named proxies "FOR" such substitute nominees.
The name, age as of the record date, principal occupation for the last five years, selected biographical information and period of service as a director of GreenSky of the nominees for election as directors and for the continuing directors are set forth below.
Class II Nominees for Election for Terms Expiring at the 2023 Annual Meeting of Stockholders
Joel Babbit, age 66, has served as a member of our Board since 2015. Mr. Babbit is the Co-Founder and Chief Executive Officer of Narrative Content Group, LLC, one of the leading resources for the production and distribution of digital content. Prior to launching Narrative Content Group in 2009, Mr. Babbit spent more than 20 years in the advertising and public relations industry, creating two of the largest advertising agencies in the Southeastern U.S.—Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP Group's Grey Global Group). Following the acquisition of 360 in 2002, he served as President and Chief Creative Officer of the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP Group's GCI Group Inc., a public relations firm, and as Executive Vice President and General Manager for the New York office of advertising agency Chiat/Day Inc. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Mr. Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City of Atlanta and as a member of the Mayor's cabinet. Mr. Babbit has served on the Board of Directors of Primerica, Inc. (NYSE: PRI) since 2011. He received an A.B.J. degree from The University of Georgia. Mr. Babbit's experience of over 35 years in both traditional and digital marketing, branding and corporate communications, together with his social media and entrepreneurial experience, qualify him to serve as a member of our Board.
Arthur Bacci, age 61, has served as a member of our Board since April 2019. Mr. Bacci has held the position of Executive Vice President and Chief Wealth Officer of WSFS Financial

Corporation (Nasdaq: WSFS), a savings and loan holding company, since April 2018. Prior to joining WSFS, Mr. Bacci was a Vice President at Principal Financial Group, a diversified global investment management firm, where he ultimately served as Head of Principal's Hong Kong business from 2013 to 2018. He joined Principal in 2002 as Chief Financial Officer of Principal Trust Company (in Delaware). He subsequently was named Chief Executive Officer and President of the trust company and Principal Bank. Mr. Bacci received his undergraduate degree in Finance from San Jose State University and an M.B.A. from Santa Clara University. He also has participated in leadership and management programs at the University of Pennsylvania's Wharton School. Mr. Bacci's extensive experience in the financial services industry qualifies him to serve as a member of our Board.
Robert Sheft, age 59, has served as a member of our Board since 2014. Mr. Sheft is the Chairman and CEO of Installation Made Easy, Inc. ("IME"), which he acquired in 2012 in partnership with Roark Capital Group, a private equity firm based in Atlanta, Georgia. IME develops and coordinates home improvement programs marketed through retailers on a nationwide basis. Mr. Sheft is also a Senior Advisor to Roark Capital Group. Prior to acquiring IME, Mr. Sheft was the founder, President and CEO of Simply Floored, a residential flooring company that was acquired by IME. Prior to founding Simply Floored, Mr. Sheft was the founder, President and CEO of RMA Home Services, Inc., which was acquired by The Home Depot in December 2003 to create a platform for its installed home improvement division. Prior to founding RMA, Mr. Sheft spent five years as a Managing Director in charge of merchant Banking at First Southwest. Mr. Sheft began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom. From May 2011 to February 2019, he served on the Board of Directors of StarTek, Inc. (NYSE: SRT). Mr. Sheft received a B.S. from the University of Pennsylvania's Wharton School and a J.D. from Columbia Law School. Mr. Sheft's extensive home improvement contractor experience qualifies him to serve as a member of our Board.
Class I Directors Continuing in Office until the 2022 Annual Meeting of Stockholders
Gregg Freishtat, age 53, has served as a member of our Board since 2014. In January 2018, Mr. Freishtat co-founded Solar Inventions LLC, a solar energy company, and has served as its Chief Commercial Officer since that time. From January 2014 to the founding of Solar Inventions, he served as Co-Founder and Chief Executive Officer of SalesWise, Inc., a technology company that provides business relationship intelligence. Prior to that, he was the Senior Vice President of Strategic Alliances at Outbrain Inc. Mr. Freishtat is a technology executive with over 20 years of experience leading innovative and transformative companies. He has founded four venture-backed start-ups, all of which had successful exits. Deeply rooted in venture capital and management of internet technology companies, he has led several companies through acquisition and has been involved in developing disruptive technologies in convergence of telecommunications/internet, personal finance/online banking, web-based analytics and digital media/online marketing and relationship intelligence. Mr. Freishtat received an undergraduate degree from Boston University and his J.D. from the University of Maryland Law School. Mr. Freishtat's extensive experience with disruptive technologies and rapidly growing ventures qualify him to serve as a member of our Board.
David Zalik, age 46, has served as our Chief Executive Officer since co-founding GreenSky in 2006 and has served as a member of our Board since 2014. Prior to co-founding the Company, Mr. Zalik founded MicroTech Information Systems, a computer hardware assembly company, and sold the business in 1996. Mr. Zalik also founded Outweb, a web and mobile-

development consulting firm, and formerly was a director of RockBridge Commercial Bank. Mr. Zalik was the recipient of the 2016 Ernst & Young National Financial Services Entrepreneur of the Year Award. We believe Mr. Zalik is qualified to serve in his current capacity as Chief Executive Officer and a director because of his substantial operating, product strategy and industry expertise gained from his previous background as well as his current role as CEO of GreenSky.
Class III Director Continuing in Office until the 2021 Annual Meeting of Stockholders
Gerald Benjamin, age 62, has served as our Vice Chairman since 2014 and as our Chief Administrative Officer since February 2018. Prior to joining the Company, Mr. Benjamin served as the Managing Partner of Atlanta Equity Investors, a middle market private equity firm; Head of Investment Banking at Navigant Capital Advisors; Senior Managing Director at Casas, Benjamin & White LLC, a national restructuring and mergers and acquisitions advisory firm; and CEO of Premier Healthcare, Inc., a health care services venture development and management company. Mr. Benjamin is a CPA and received a Bachelor of Science degree in accounting from the University of Kentucky, where he was named a Coopers & Lybrand Scholar. Mr. Benjamin's 35 years of operating, investment banking, corporate finance advisory, principal investing, and restructuring experience qualify him to serve as a member of our Board.

THE BOARD RECOMMENDS A VOTE "FOR ALL" NOMINEES LISTED IN PROPOSAL ONE FOR ELECTION TO SERVE A THREE-YEAR TERM ON THE BOARD.

PROPOSAL TWO:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules, at least once every six years, we must provide our stockholders with the opportunity to indicate their preference regarding how frequently (one-year, two-years or three-years) we should hold an advisory vote on the compensation of our Named Executive Officers. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our Board recommends that our stockholders be given the opportunity to vote on the compensation of our Named Executive Officers every year. In formulating its recommendation, our Board considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our Named Executive Officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.
The option among one year, two years or three years that receives the most votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our Named Executive Officers should be held every year, every two years or every three years.
Although the vote with respect to Proposal Two is non-binding, our Board and our Compensation Committee value the opinions of our stockholders in connection with this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our Named Executive Officers.

THE BOARD RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS "EVERY YEAR".

EXECUTIVE OFFICERS OF GREENSKY
Our executive officers are elected annually and serve at the pleasure of the Board. The following sets forth the name, age as of the Record Date, position(s) with GreenSky and selected biographical information for our executive officers. The biographies of Messrs. Zalik and Benjamin are provided above under "Proposal One: Election of Directors."

Name	Age	Position
Gerald Benjamin	62	Chief Administrative Officer, Director and Vice Chairman
Chris Forshay	41	President, GreenSky Home Improvement
Steven Fox	73	Executive Vice President and Chief Legal Officer
Kevin Goldstein	57	Executive Vice President and Chief Credit Officer
Ritesh Gupta	45	Executive Vice President, Operations
Tim Kaliban	54	President and Chief Risk Officer
Dennis Kelly	62	President, GreenSky Patient Solutions
Robert Partlow	53	Executive Vice President and Chief Financial Officer
Lois Rickard	67	Chief Human Resources Officer
Minaz Vastani	48	Chief Technology Officer
David Zalik	46	Chief Executive Officer, Director and Chairman of the Board
Chris Forshay served as our Executive Vice President of Sales from 2016 to 2017, as Executive Vice President of Sales & Marketing from 2017 until February 2018, and as President of GreenSky Home Improvement since that time, having joined GreenSky in 2016. Prior to joining GreenSky, Mr. Forshay built sales for Reach150, a leader in referral management. Prior to his role at Reach150, Mr. Forshay spent the first 15 years of his career at Dell and Lenovo, where he led multi-billion dollar organizations across the technology stack and was responsible for post-merger integration efforts for key acquisitions. Mr. Forshay is a graduate of the University of Virginia earning his B.A. in Economics and Government and his M.B.A. from the Darden School of Business.
Steven Fox has served as our Chief Legal Officer since 2016. Prior to joining GreenSky, Mr. Fox was a senior partner at the law firm Rogers & Hardin LLP, where he counseled publicly and privately held businesses, boards of directors and board committees, private equity funds and financial advisors in connection with mergers and acquisitions, capital markets transactions, corporate governance and a wide range of commercial and corporate matters. Mr. Fox graduated from the University of North Carolina at Chapel Hill with a B.A. in Economics and earned his J.D. from the University of Michigan Law School.
Kevin Goldstein has served as our Executive Vice President and Chief Credit Officer since August 2018. Prior to joining GreenSky, Mr. Goldstein served as Principal of Horizon Two Consulting, a consulting firm, from January 2018 to August 2018. From June 2014 to January 2018, Mr. Goldstein led global credit business development and was the leader for the North American Credit Business at PayPal, a leading technology platform company enabling digital and mobile payments on behalf of consumers and merchants. Previously, he spent over a decade at Capital One, managing the bank's credit card portfolios and performing multiple roles in credit risk management, including the Chief Credit Officer for the U.S. card portfolio and later, the international and bank consumer portfolios. Before joining Capital One, Mr. Goldstein was President of Universal Card Services, a unit of Citigroup, and led card services at Wells Fargo. He has also held credit risk roles at First Chicago, GE Capital, Chase and Citibank. Mr.

Goldstein received a B.S. in business administration from the University of Nebraska-Lincoln and studied marketing and finance at Columbia University.
Ritesh Gupta has served as Executive Vice President, Operations of the Company since October 2018. From December 2015 to October 2018, Mr. Gupta served in the successive roles of Chief Customer Operations Officer and Chief Operating Officer at CAN Capital, a financial technology company in small business lending, where he led operations and technology development functions with responsibilities that included sales operations, credit underwriting operations, customer servicing, collections, product management and technology re-platforming strategy. From July 2003 to December 2015, Mr. Gupta served in roles of successive importance culminating in Vice President of Operations for the bank Capital One, holding several leadership roles in credit card operations, technology, partnerships and procurement. Mr. Gupta also led manufacturing operations at ITC Ltd., one of India's foremost multi-business enterprises. Mr. Gupta received his undergraduate degree in mechanical engineering from Indian Institute of Technology (I.I.T.), Kanpur, India and his M.B.A. from Indian Institute of Management (I.I.M.), Ahmedabad, India.
Tim Kaliban has served as our President and Chief Risk Officer since 2012. Prior to joining GreenSky, Mr. Kaliban served as the Chief Operating Officer and Executive Vice President of Risk and Portfolio Management for TCM Bank, a leading provider of consumer and business credit card services to over 600 banks nationwide. Previously, Mr. Kaliban also directed product management and delivery for the card services division of Fidelity National Information Services, Inc., an international financial services and payments processor. Prior thereto, he headed the card services unit of BankNorth, managing credit card, debit card, merchant, ATM and agent bank services. Mr. Kaliban received a B.A. from Middlebury College and an M.B.A. from Tulane University.
Dennis Kelly has served as President of GreenSky Patient Solutions since November 2015. From August 2014 to October 2015, Mr. Kelly served as the CEO of CarePoint Health, a New Jersey based multi-hospital integrated delivery system. Prior to joining CarePoint Health, Mr. Kelly served as CEO of New Hope Bariatrics, Inc., a specialty ambulatory surgery center company that Mr. Kelly co-founded in 2005. Prior to co-founding New Hope Bariatrics, Inc., Mr. Kelly served as the Chief Operating Officer of MedCath Inc., a leading national cardiovascular hospital company, following a 15-year career as a sales executive with Siemens Medical Systems, where he ultimately led government and key accounts sales nationally. Mr. Kelly received his RT.R. from the University of Utah and his Bachelor of Science degree from Westminster College in Salt Lake City.
Robert Partlow has served as our Executive Vice President and Chief Financial Officer since 2014. Prior to joining GreenSky, Mr. Partlow served as Chief Financial Officer and Executive Vice President at Seneca Mortgage Investments LLP, a real estate investment company. Previously, Mr. Partlow was a Senior Vice President at SunTrust (now known as Truist), responsible for managing its mortgage loan portfolio and mortgage servicing rights portfolio, and was the CFO for Fieldstone Investment Corporation, a NYSE-traded real estate investment trust that originated and invested in residential mortgages, where he established a securitization program and led its initial public offering. Prior thereto, Mr. Partlow was CFO at Saxon Capital, Inc., Senior Tax Accountant with KPMG and a Senior Assistant Bank Examiner with the Federal Reserve Bank of Richmond. Mr. Partlow received a B.S. in Business Administration from the University of Richmond and a M.S. in Accountancy from the University of Virginia.

Lois Rickard has served as our Chief Human Resources Officer since 2017, having joined GreenSky as our Executive Vice President of Human Resources in September 2015. Ms. Rickard has over 30 years of experience in human resource management, including the design and implementation of programs for talent acquisition, employee development and employee training. From March 2014 to August 2015, Ms. Rickard managed human resource operations for the healthcare technology company Streamline Health, where she led her team in building a strong culture following a series of acquisitions that changed the size and scope of the original company by aligning the processes, policies and offerings for the business' future state. Previously, Ms. Rickard served as Chief Talent Officer at Press Ganey, where she managed a large human resources team, focusing on merger and acquisition diligence and integration, as well as the growth and development of the organization. Prior thereto, Ms. Rickard served as Vice President HR at WebMD, where she managed a human resources team that helped shepherd the company through rapid growth during the dot.com era, including the diligence and assimilation of 26 acquisitions. She also was part of the executive team that took the online division of WebMD public in 2005. Ms. Rickard received a B.A. from Albion College and her Master's Degree from the University of Michigan.
Minaz Vastani has served as our Chief Technology Officer since July 2019. From February 2015 to July 2019, Mr. Vastani served as Chief Technology Officer at Kava, a producer and publisher of multiplayer online social games. Previously, Mr. Vastani led or was actively involved in IT planning, operations and development at Assurion, a global leader in technology services, NextGen Healthcare, a developer and marketer of computer-based practice and management and electronic health records, and Cbeyond, a provider of cloud and telecommunications services. Mr. Vastani serves on the Board of the Georgia Technology Authority, which manages the delivery of IT infrastructure to state agencies and the delivery of managed network services to more than 1,200 state and local government entities. Mr. Vastani received a B.S. in electrical engineering and an M.S. in computer engineering from the University of Texas at Austin.

CORPORATE GOVERNANCE
We have established corporate governance practices designed to serve the best interests of GreenSky and its stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market ("Nasdaq"). Our current Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters for the standing committees of the Board are available on our investor website at investors.greensky.com under the heading "Corporate Governance."
Set forth below is information regarding the meetings of the Board during 2019, a description of the Board's standing committees and additional information about our corporate governance policies and procedures.
Committees and Meetings of the Board
Board Composition. The size of our Board is currently fixed at seven directors (including one vacancy). The current members of the Board are Joel Babbit, Arthur Bacci, Gerald Benjamin, Gregg Freishtat, Robert Sheft and David Zalik. The Board has determined that Messrs. Babbit, Bacci, Freishtat and Sheft are independent in accordance with the Nasdaq and SEC rules governing director independence.
Meetings of the Board. Our Corporate Governance Guidelines provide that directors should be prepared for and attend Board meetings and actively participate in Board discussions. The Board met ten times during 2019. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.
Board Committees. We have three standing committees: an Audit Committee; a Governance and Nominating Committee; and a Compensation Committee. Allocating responsibilities among these standing committees increases the amount of attention that can be devoted to the Board's oversight of GreenSky's business and affairs. The principal functions and the names of the directors currently serving as members of each of these committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board has determined that each director serving on the Audit, Compensation, and Governance and Nominating committees is an independent director.
Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. Its principal responsibilities include: oversight of the effectiveness of our accounting, auditing and financial reporting processes; the integrity of our financial statements; the effectiveness of our internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and the appointment, compensation and evaluation of the qualifications and independence of our independent registered accounting firm.
The Audit Committee met five times during 2019. The current members of the Audit Committee are Arthur Bacci (Chairman), Joel Babbit and Robert Sheft. The Board has determined that Mr. Bacci is an "audit committee financial expert," as that term is defined in SEC rules.

Governance and Nominating Committee. The Governance and Nominating Committee assists the Board in identifying qualified director candidates, developing and monitoring our corporate governance policies and overseeing the evaluation of the Board. Its principal responsibilities include: identifying individuals qualified to become members of the Board and recommending candidates for election as directors; reviewing and reassessing GreenSky's corporate governance policies and practices; overseeing performance reviews of the Board as a whole, its committees and the individual directors; and overseeing succession planning for GreenSky's executive officers.
Our Corporate Governance Guidelines provide that the Governance and Nominating Committee shall work with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity. The Governance and Nominating Committee and the Board evaluate each director in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgement using its diversity of background and experience in the various areas. Each director is expected to be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance at meetings, participation in and contributions to the activities of the Board and GreenSky and other qualifications and characteristics set forth in the Governance and Nominating Committee's charter. For more information, see "—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Stockholders."
The Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Governance and Nominating Committee consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. The members of the Governance and Nominating Committee generally conceptualize diversity expansively to include factors such as race, gender, national origin, differences of viewpoint, professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. The Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with its goal of creating a Board that best serves the needs of GreenSky and the interests of its stockholders.
The Governance and Nominating Committee met one time during 2019. The current members of the Governance and Nominating Committee are Joel Babbit (Chairman) and Gregg Freishtat.
Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy, establish compensation for our executive officers and make recommendations regarding director compensation to the Board. Its principal responsibilities include establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for executive officers, employees and directors; conducting an annual review of our Chief Executive Officer and other executive officers and determining their compensation; evaluating director compensation and making recommendations to the Board regarding director compensation; administering our employee benefit plans, including equity-based plans; and evaluating how our compensation philosophy, policies and practices relate to GreenSky's risk management processes and procedures and whether risk-taking incentives are consistent with GreenSky's overall risk profile.
The Compensation Committee met two times during 2019. The current members of the Compensation Committee are Gregg Freishtat (Chairman), Joel Babbit and Robert Sheft. For more information on the Compensation Committee, see "—Corporate Governance Policies—Consideration and Determination of Executive and Director Compensation."
Corporate Governance Policies
In addition to corporate governance matters described throughout this Proxy Statement, certain additional information about our corporate governance policies and procedures is set forth below:
Code of Ethics. Our Code of Business Conduct and Ethics, which we refer to as the "Code of Ethics," applies to all of our directors, officers, employees and independent contractors. The Code of Ethics is available on our investor website at investors.greensky.com under the heading "Corporate Governance."
Corporate Governance Guidelines. Our Board adopted the GreenSky, Inc. Corporate Governance Guidelines, which give effect to Nasdaq's requirements related to corporate governance and various other corporate governance matters. The Corporate Governance Guidelines reflect the Board's commitment to effective corporate governance, with a view to enhancing long-term stockholder value. Topics addressed in the Corporate Governance Guidelines include:
•Independence of the Board
•Director Qualifications
•Committees of the Board
•Limitation on other board service
•Director conflicts of interest
•Board access to management and independent auditors
•Director orientation and continuing education
•Annual review of the Chief Executive Officer
•Succession planning for executive officers
A copy of the Corporate Governance Guidelines is available on our investor website at investors.greensky.com under the heading "Corporate Governance."
Risk Management. GreenSky's management is responsible for day-to-day risk management of the company, subject to oversight by the Board and its committees with regard to the major risks inherent in our business, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity risks, and the efforts of management to address and mitigate such risks.
The Board receives regular reports concerning our enterprise risk management program from the Audit Committee, which meets periodically with our internal and independent auditors, with our Chief Legal Officer and Chief Compliance Officer and with management.  In addition to receiving regular reports from the Audit Committee related to our enterprise risk management program, the Board also reviews information regarding other risks through regular reports of its other committees, including information regarding compensation related risk from the

Compensation Committee and governance related risk from the Governance and Nominating Committee.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks that we face.
Restrictions on Hedging and Pledging Arrangements. The Board believes it is undesirable for GreenSky's directors, officers, employees and independent contractors to engage in hedging or pledging transactions that lock in the value of holdings in the equity securities of GreenSky or its affiliates, including our Class A common stock, as such transactions allow insiders to own GreenSky's equity securities without the full risks and rewards of ownership and potentially separate their interests from those of the public stockholders. Accordingly, the Board has adopted anti-hedging and anti-pledging policies that generally prohibit directors, officers, employees and independent contractors of GreenSky and its affiliates from: (i) selling GreenSky's securities short; (ii) holding GreenSky's securities in a margin account or pledging GreenSky's securities as collateral for a loan; (iii) entering into hedging, monetization transactions or similar arrangements, including forward sale or purchase contracts, equity swaps, collars or exchange funds, with respect to GreenSky's securities; and (iv) engaging in transactions in puts, calls or other derivative instruments that relate to or involve GreenSky's securities.
Risk Management Related to Compensation Policies and Practices. We do not believe our compensation policies and practices encourage excessive and unnecessary risk-taking nor do we believe the level of risk they do encourage is reasonably likely to have a material adverse effect on GreenSky. The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals. For example, while our AIP measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. Our Stock Ownership Guidelines further serve to discourage excessive and unnecessary risk-taking. Our Compensation Committee has authority to consider and evaluate how GreenSky's compensation philosophy, policies and practices relate to its risk management processes and procedures and whether risk-taking incentives are consistent with its overall risk profile.
Executive Sessions of Independent Directors. Our Corporate Governance Guidelines provide that the independent directors shall meet in executive session on a periodic basis but no less than twice per year. At executive sessions, our independent directors meet without management or any non-independent directors present. The Board believes that executive sessions foster open and frank communication among the independent directors and add to the Board's effectiveness.
Consideration and Determination of Compensation of Executive Officers and Directors. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the performance and responsibilities of our executive officers, our overall performance and the Chief Executive Officer's recommendations. In addition, the Compensation Committee has engaged an independent compensation consultant to advise regarding the status of GreenSky's executive officer compensation in relation to comparable companies.

Management plays a significant role in the executive compensation-setting process. The most significant aspects of management's role are (i) evaluating employee performance; (ii) preparing information for Compensation Committee meetings; (iii) establishing business performance targets and objectives; (iv) providing background information regarding GreenSky's strategic objectives; and (v) recommending salary levels and equity awards.
Under our Corporate Governance Guidelines, the compensation of independent directors is determined by the Board upon recommendation of the Compensation Committee. The guidelines further provide that, once a year, GreenSky's senior management or a compensation consultant report to the Compensation Committee regarding the status of GreenSky's director compensation in relation to comparable companies. The Compensation Committee has engaged an independent compensation consultant to provide such services.
For more information, see "Executive and Director Compensation — Compensation Discussion and Analysis".
Committee Authority to Retain Independent Advisors. Each of the Audit Committee, the Governance and Nominating Committee and the Compensation Committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by GreenSky.
Board Leadership Structure. David Zalik has served in the combined roles of Chairman and Chief Executive Officer since our initial public offering ("IPO"). Mr. Zalik's combined service as Chairman and Chief Executive Officer creates unified leadership for GreenSky. This leadership structure demonstrates to our business partners and stockholders that GreenSky is under strong leadership and minimizes the potential duplication of efforts among management and the directors. The Board does not have a lead independent director and does not believe that one is necessary in light of GreenSky's size. The Board believes its leadership structure allows GreenSky to operate efficiently and is in the best interests of GreenSky and its stockholders.
No Executive Loans. We do not extend loans to executive officers or directors, and we have no such loans outstanding.
Policy for Director Attendance at Annual Meetings. Under our Corporate Governance Guidelines, each director is strongly encouraged to attend each Annual Meeting of Stockholders. All of our directors attended our 2019 Annual Meeting of Stockholders.
Process for Stockholders to Send Communications to the Board. Our Corporate Governance Guidelines provide that stockholders should have the opportunity to send communications to the non-management members of our Board. Any stockholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Corporate Secretary of GreenSky at our principal executive offices. Each communication should set forth (i) the name and address of the stockholder, as it appears on GreenSky's books, and if the stockholder's Class A common stock is held by a nominee, the name and address of the beneficial owner of GreenSky's Class A common stock and (ii) the number of shares of GreenSky's Class A common stock owned by such stockholder. The Corporate Secretary, in consultation with appropriate directors as necessary, reviews all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate director(s) or, if none is specified, to the entire Board.

Policy for Consideration of Director Candidates Recommended by Stockholders. We welcome recommendations for director candidates from stockholders. In order to make a recommendation, a stockholder should submit the following information to the Governance and Nominating Committee:
•a résumé for the candidate detailing the candidate's work experience and academic credentials;
•written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve if nominated and elected, (ii) consents to the disclosure of his or her name, (iii) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (iv) is, or is not, "independent" as that term is defined by Nasdaq and SEC rules, and (v) has no plans to change or influence the control of GreenSky;
•the name of the recommending stockholder as it appears in our books, the number of shares of Class A common stock and Class B common stock that is owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name (if the recommending person is not a stockholder of record, he or she should provide proof of share ownership);
•personal and professional references, including contact information; and
•any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Exchange Act.
This information should be sent to the Governance and Nominating Committee, c/o the Corporate Secretary at our principal executive offices, who will forward it to the chairperson of the Governance and Nominating Committee. The Governance and Nominating Committee does not necessarily respond to stockholder recommendations.

REPORT OF AUDIT COMMITTEE
Notwithstanding anything to the contrary set forth in any of GreenSky's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
Management is responsible for GreenSky's internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. GreenSky's independent registered accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent audit of GreenSky's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants and their functions are not intended to duplicate or to certify the activities of management or PwC, nor can the Audit Committee certify that PwC is "independent" under applicable rules. The Audit Committee serves a board-level oversight role and provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and PwC and the experience of its members in business, financial and accounting matters.
In this context, the Audit Committee has met and held discussions with management and PwC. Management represented to the Audit Committee that GreenSky's audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC. The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
PwC also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding its independence, and the Audit Committee discussed with PwC its independence.
Based upon the Audit Committee's discussions with management and PwC and the Audit Committee's review of the representation of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in GreenSky's Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2019.

Submitted by the Audit Committee:
Arthur Bacci, Chairman
Joel Babbit
Robert Sheft

AUDITOR FEES
The Audit Committee has selected PwC to serve as the Company's independent registered accounting firm for the fiscal year ending December 31, 2020. We first engaged PwC in 2014, and PwC has served as our principal accounting firm since that date. A representative of PwC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to stockholders.
Audit Fees. The aggregate fees billed by PwC for professional services rendered for the audits of our annual consolidated financial statements, and the reviews of the unaudited consolidated financial statements included in our quarterly reports on Form 10-Q, totaled $1,937,500 for the fiscal year ended December 31, 2019 and $1,241,012 for the fiscal year ended December 31, 2018.
Audit-Related Fees. The aggregate fees billed by PwC related to assurance and similar services totaled $77,000 for the fiscal year ended December 31, 2019 and $0 for the fiscal year ended December 31, 2018. These fees were principally related to the audit of the Company's 401(k) plan and services performed in connection with the Company's review of strategic alternatives.
Tax Fees. There were no tax fees billed by PwC for the fiscal years ended December 31, 2019 and 2018.
All Other Fees. All Other Fees consist of any fees and expenses for professional services not included in one of the other categories. All Other Fees totaled $4,500 and $900, respectively, for the fiscal years ended December 31, 2019 and 2018, and relate to the annual license renewal for PwC's accounting research software and disclosure checklists.
All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes our compensation programs, our underlying compensation philosophy and the fundamental elements of compensation paid to our Named Executive Officers whose 2019 compensation information is provided in the tables following this discussion. Our NEOs for 2019 are set forth in the following table:

Named Executive Officer	Title
David Zalik	Chairman and Chief Executive Officer
Gerald Benjamin	Vice Chairman and Chief Administrative Officer
Timothy Kaliban	President and Chief Risk Officer
Robert Partlow	Executive Vice President and Chief Financial Officer
Kevin Goldstein	Executive Vice President and Chief Credit Officer

Executive Summary
2019 Performance Overview
In 2019, we made significant progress and reported year-over-year increases across several key metrics while maintaining bank partner commitments and strong consumer credit quality:
•Transaction Volume: Increased 18% to $5.95 billion versus 2018. Excluding solar, transaction volume increased 21% year over year
•Revenue: Increased 28% to $529.6 million from $414.7 million in fiscal 2018
•Adjusted EBITDA: Decreased by 3% to $164.1 million from $170.0 million in 2018
•Bank Partner Commitments: As of December 31, 2019, the Company had aggregate Bank Partner commitments of $9.0 billion from its existing Bank Partners, of which $2.2 billion was unused
•Credit Quality: For all loans originated on the GreenSky platform during fiscal 2019, the credit-line weighted average consumer credit score was 770. Furthermore, as of December 31, 2019, 37% of all loans on the GreenSky platform were held by consumers with credit scores over 780 and over 85% of all loans on the GreenSky platform were held by consumers with credit scores over 700
Nevertheless, the increases in transaction volumes and revenue fell short of our expectations, adjusted EBITDA decreased by 3% and our stock price declined 7% during 2019.

2019 Performance and Impact on Pay Decisions

Action	Additional Considerations
No base salary increases for our Chairman & CEO and Vice Chairman & Chief Administrative Officer	•Mr. Zalik's and Mr. Benjamin's base salaries have been unchanged since 2016.
As a result of 2019 performance, individual contributions and management's/the Compensation Committee's use of discretion, the annual incentive plan (AIP) payouts for our NEOs were at or below target, ranging from 0% to 100% of target

•The formulaic AIP payouts (expressed as a percentage of target) for Messrs. Zalik and Benjamin were 45% and 61%, respectively. Given the underperformance versus goals and the decrease in stock price during 2019, Messrs. Zalik and Benjamin voluntarily reduced their AIP awards to zero. Messrs. Kaliban, Partlow and Goldstein received payouts ranging between 76% and 100% of their targeted payouts.

Long-term incentive (LTI) awards to our NEOs (other than our CEO who did not receive an LTI award in 2019) were delivered in the form of restricted stock and stock options	•Due to Mr. Zalik's current ownership interest in GreenSky, he has elected to not receive annual LTI awards.

2019 Say-on-Pay Vote Results
Prior to January 1, 2020, we were an "emerging growth company" under applicable federal securities laws and therefore were permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we previously provided scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), including the compensation disclosures required of a "smaller reporting company," as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we were not required to conduct votes seeking approval, on an advisory basis, of the compensation of our NEOs or the frequency with which such votes must be conducted.
As of January 1, 2020, we no longer qualified as an emerging growth company and, as a result, are required to provide this CD&A as well as conduct a Say-on-Pay frequency vote at the 2020 Annual Meeting of Stockholders. We are required to hold our first Say-on-Pay vote at the 2021 Annual Meeting of Stockholders. As outlined in Proposal Two of this Proxy Statement, the Board recommends an advisory vote on the compensation of our NEOs be held on an annual basis.

Alignment with Stockholder Interests: What We Do and Don't Do

What We Do	What We Don't Do
☑ Provide the majority of compensation in the form of annual and long-term incentives	☒ No excise tax gross-ups in the event of a change of control
☑ Maintain a strong link between financial goals, stockholder value creation and executive compensation	☒ Executive officers and non-employee directors are subject to anti-hedging and anti-pledging policies adopted by the Board
☑ Use an independent compensation consultant that is engaged directly by the Compensation Committee to advise on executive compensation matters	☒ No repricing of underwater stock options or granting of stock options at a price less than 100% of fair market value on grant date
☑ Maintain stock ownership guidelines for executives and non-employee directors	☒ No stock options granted with an exercise price less than fair market value. All stock options are granted with an exercise price at the closing price on the date of grant
☑ Provide limited perquisites to certain executive officers

Compensation Philosophy and How Pay Decisions are Made
Compensation Philosophy
We strive to provide our employees, including our executive officers, with meaningful rewards while maintaining alignment with stockholder interests, corporate values and strategic priorities. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:
•Attracting, motivating, and retaining highly capable executives who contribute to our short- and long-term success, profitability, and growth;
•Aligning the interests of our executives and stockholders by rewarding executives for creating long-term stockholder value; and
•Differentiating executive compensation based on actual performance and individual contributions
Factors in Setting Executive Officer Pay
In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the performance and responsibilities of our executive officers, our overall performance and the Chief Executive Officer's recommendations.

From time to time, the Compensation Committee invites members of management, including David Zalik, Gerald Benjamin, Robert Partlow, Lois Rickard and Steven Fox, to attend all or a portion of its meetings. Typically, Messrs. Zalik and Benjamin review the performance of senior management and make recommendations on compensation levels, Mr. Partlow provides financial information related to those recommendations, Ms. Rickard advises the Compensation Committee on employee performance and market data, and Mr. Fox advises the Compensation Committee on legal matters and prepares documents for the Compensation Committee's consideration. In addition, these officers answer questions posed by the Compensation Committee.
Roles and Responsibilities in Setting Executive Officer Compensation

Compensation Committee The Compensation Committee is currently composed of three independent directors and reports to the Board
•Works with the executive officers to set performance goals at the beginning of each year
•Evaluates CEO performance in relation to those goals and GreenSky's overall performance
•Determines and approves compensation for our executive officers
•Retains an independent compensation consultant to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter

Consultant to the Compensation Committee
Pay Governance, an independent compensation consultant, has been retained by the Compensation Committee to provide consulting advice on matters of governance and executive compensation

•Performs all functions at the direction of the Compensation Committee
•Attends committee meetings, as requested
•Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice, our strategy and internal processes
•Provides advice regarding compensation decision-making governance

Management (including the Chairman & CEO)
•Evaluates employee performance
•Prepares information for Compensation Committee meetings
•Establishes business performance targets and objectives
•Provides background information regarding GreenSky's strategic objectives
•Recommends salary levels, annual incentive and equity awards

Role of Market Data and Our Peer Group
Each year, Pay Governance provides the Compensation Committee with pay data for executive officer roles. The pay data are composed of peer group pay data (obtained from public filings of peer companies) and survey pay data (as provided in Radford's Global Technology Survey). The Compensation Committee considers the pay data in setting pay levels but does not explicitly target a specific percentile when setting pay levels for executive officers.

The Compensation Committee established a peer group in 2018 for assistance in developing 2019 compensation levels for executive officers ("2019 peer group"). The composition of the 2019 peer group was based on several criteria, including: company type, size relative to GreenSky (revenues and market capitalization), financial performance (EBITDA and EBITDA margin) and other qualitative factors. The choice of peer companies was oriented toward the financial performance criteria given GreenSky's high margins at the time the peer group was selected in August 2018. In addition, the Compensation Committee also considered GreenSky's revenue growth rate at the time, which was significantly higher than its peer companies, and which has continued with 2019 revenues reaching more than $529 million, near the median of the 2019 peer group. The 2019 peer group is as follows:
Data Provided by S&P Capital IQ (as of June 30, 2018); Sorted by Revenues ($ in millions)

Company Name	Revenue	Market Capitalization	EBITDA	EBITDA Margin
j2 Global, Inc.	$1,144	$4,253	$415	36%
ACI Worldwide, Inc.	$1,002	$2,872	$158	16%
Fair Isaac Corporation	$977	$5,769	$223	23%
Tyler Technologies, Inc.	$862	$8,504	$196	23%
GrubHub Inc.	$760	$9,466	$156	21%
Cotiviti Holdings, Inc.	$738	N/A	$288	39%
Veeva Systems Inc.	$721	$11,025	$170	24%
Manhattan Associates, Inc.	$582	$3,141	$184	32%
Stamps.com Inc.	$497	$4,536	$200	40%
Aspen Technology, Inc.	$497	$6,624	$216	43%
Paycom Software, Inc.	$467	$5,837	$91	20%
Axos Financial, Inc.	$405	$2,559	$249(2)	N/A
Ebix, Inc.	$393	$2,399	$132	34%
The Trade Desk, Inc.	$341	$3,951	$83	24%
Qualys, Inc.	$243	$3,286	$61	25%
Median	$582	$4,395	$184	25%
GreenSky, Inc.	$369	$3,947(1)	$152	41%
____________
(1)Reflects implied market capitalization for GreenSky (i.e., to account for Holdco Units)
(2)Operating income used for Axos Financial, Inc.

Executive Compensation Program Structure
Our executive compensation program is composed of three primary components:

Pay Element	Description
Salary	•Provides a competitive amount of fixed compensation
Annual Incentive Plan (AIP)	•Provides additional compensation opportunity if financial and individual goals are achieved
Long-Term Incentives (LTI)	•Creates alignment with executives and stockholders with grants of restricted stock awards and stock options
The Compensation Committee allocates target pay, among the above components, to place a greater emphasis on annual incentive and equity-based pay (i.e., restricted shares and stock options). This mix ensures the appropriate alignment of executive compensation with financial performance and stockholder value creation. As noted previously, our CEO does not receive equity incentives, taking only salary and an annual incentive opportunity due to his current share ownership (and did not receive an annual incentive payout for 2019). Further, actual pay can differ versus target pay based on our performance against goals (annual incentive) and changes in our stock price (restricted shares and stock options). The charts below illustrate our NEOs' target pay mix for 2019:

The pay mix orientation toward incentive pay opportunities is designed to motivate our NEOs to achieve difficult financial performance targets, achieve a higher share price and retain them going forward to continue our growth and profitability.

2019 Compensation Program
Salaries
The Compensation Committee reviews the salaries of our executive officers every year. The salaries for three of our five NEOs who served during 2019 were unchanged from 2018:

Named Executive Officer	Title	2018 Salary	2019 Salary	% Change
David Zalik	Chairman and Chief Executive Officer	$500,000	$500,000	0%
Gerald Benjamin	Vice Chairman and Chief Administrative Officer	$450,000	$450,000	0%
Timothy Kaliban	President and Chief Risk Officer	$345,000	$400,000	16%
Robert Partlow	Chief Financial Officer	$375,000	$400,000	7%
Kevin Goldstein(1)	EVP, Chief Credit Officer	$625,000	$625,000	0%
____________
(1)2018 salary reflects the annualized value. Mr. Goldstein was hired on August 27, 2018.
Each of Mr. Kaliban and Mr. Partlow received increases due to increased responsibilities as a result of GreenSky's becoming a publicly-traded company. At the recommendation of our CEO, the Compensation Committee does not anticipate increasing the salary of any executive officer in 2020.
Annual Incentive Plan
In January 2019, the Compensation Committee adopted the GreenSky, Inc. Annual Incentive Plan (AIP). The AIP is designed to reward employees, including executive officers, if specified performance goals are achieved and to encourage the creation of stockholder value by establishing a direct link between achievement of specified performance goals and the incentive compensation of eligible GreenSky employees.
A participant's potential AIP award is determined by multiplying the participant's target award (as a percentage of the participant's annual salary) by the relevant AIP award multipliers (determined based upon the performance goals achieved for the performance period). At the end of the performance period, the Compensation Committee determines the extent to which the applicable performance goals were achieved or exceeded and the actual award payments to be made, although the Compensation Committee retains the discretion to determine amounts to be paid to individual participants that may be greater or less than the formula result.

2019 AIP targets for our NEOs, as well as the metrics and associated weightings were as follows:

	2019 AIP Target		2019 AIP Metric Weightings
Named Executive Officer	% of Salary	Value	Adjusted EBITDA	Transaction Volume	Individual Performance
David Zalik	150%	$750,000	70%	30%	—%
Gerald Benjamin	100%	$450,000	50%	20%	30%
Timothy Kaliban	50%	$200,000	50%	20%	30%
Robert Partlow	50%	$200,000	50%	20%	30%
Kevin Goldstein	50%	$312,500	50%	20%	30%
Adjusted EBITDA is defined as net income before interest expense, taxes, depreciation and amortization, adjusted to eliminate equity-based compensation and payments and certain non-cash and non-recurring expenses. Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, GAAP. We believe that Adjusted EBITDA is one of the key financial indicators of GreenSky's business performance over the long term and provides useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that the methodology for determining Adjusted EBITDA can provide useful supplemental information to help investors better understand the economics of GreenSky's platform. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. This non-GAAP measure may differ from the non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure (net income) is provided on pages 48-50 of our Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020 (the "10-K").
Transaction Volume is defined as the dollar value of loans facilitated on our platform during a given period. Transaction volume is an indicator of revenue and overall platform profitability.
Individual Performance (which does not apply to Mr. Zalik) is an assessment of each NEO's performance against such NEO's personal goals as reviewed and approved by the Compensation Committee.
In 2019, despite strong individual contributions by our NEOs, GreenSky underperformed on its Adjusted EBITDA and Transaction Volume goals. The actual performance results for both metrics were between threshold and target.

	2019 Goals
Metric	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Multiplier (% of Target)
Adjusted EBITDA ($ millions)	$152	$217	$282	$164	38.9%
Transaction Volume ($ millions)	$5,525	$6,500	$7,475	$5,954	58.0%
Individual Performance	0% to 200%			N/A	100% to 200%

Based on performance against goals for 2019, the aggregate formulaic multiplier for each of the NEOs ranged from 45% to 91%. Nonetheless, the following adjustments, as permitted by our AIP, were made:
•Given the underperformance versus 2019 goals and the decrease in stock price during 2019, Messrs. Zalik and Benjamin voluntarily reduced their AIP awards to zero.
•Messrs. Kaliban, Partlow and Goldstein's individual performance outcomes and additional discretionary increases versus the formulaic payout were based on the CEO's assessment of, and the Compensation Committee's concurrence with, the contributions of the NEOs during 2019. Below is a summary of the key individual achievements for these NEOs in 2019:

Named Executive Officer	Key Individual Achievements in 2019
Timothy Kaliban
•Supported Chief Credit Officer in expanding the risk management team
•Supported GreenSky's SVP, Operations in implementing enhanced risk management protocols
•Played an integral role in integrating new Chief Technology Officer

Robert Partlow
•Played a key role in supporting the due diligence needs of institutional investors and anticipated forward flow funding counterparties
•Led GreenSky's implementation of internal controls compliance and new accounting requirements
•Played an integral role in recruiting and integrating new Chief Accounting Officer

Kevin Goldstein
•Recruited additional senior credit and risk management professionals
•Significantly modified credit policies to deliver materially improved loss levels
•Assumed responsibility for merchant risk management functions

The following table provides the actual AIP payouts for 2019:

		Multiplier (% of Target)				2019 Actual Payout
Named Executive Officer	2019 AIP Target	Adj. EBITDA	Trans. Volume	Indiv. Perf.	Aggregate	Formula	Committee Discretion	Total	Payout as % of Target
David Zalik	$750,000	39%	58%	—%	45%	$334,725	$(334,725)	$—	—
Gerald Benjamin	$450,000	39%	58%	100%	61%	$274,725	$(274,725)	$—	—
Timothy Kaliban	$200,000	39%	58%	165%	81%	$161,100	$2,520	$163,620	82%
Robert Partlow	$200,000	39%	58%	145%	75%	$149,100	$2,520	$151,620	76%
Kevin Goldstein	$312,500	39%	58%	200%	91%	$284,531	$27,969	$312,500	100%
Long-Term Incentive Program
Our long-term incentive awards for 2019 were delivered in the form of shares of restricted stock and stock options. Due to Mr. Zalik's current ownership interest in GreenSky, he has elected not to receive annual LTI awards. We made these awards to better match the interests of our NEOs with those of our stockholders (stock options. which have value to the recipient only when the share price increases), provide increased retention value (restricted stock awards), as we regard our NEOs and other recipients to be crucial to our ongoing growth and profitability and to provide market competitive pay.
Due to significant volatility in the market price of our Class A common stock since we became a public company, we used the average closing price of our stock between November 6, 2018 and March 4, 2019 ($10.01) to determine the number of shares to grant our NEOs. This time period was chosen because it was between the release of our financial statements for the quarter ended September 30, 2018 and the release of our financial statements for the year ended December 31, 2018. The table below shows the 2019 equity grant guidelines for our NEOs, in terms of the target 2019 LTI award, the weighting and value allocated between shares of restricted stock and stock options and the number of shares of restricted stock and stock options.

		Restricted Stock			Stock Options
Named Executive Officer	Target 2019 LTI Award	%	Value	Shares	%	Value	Underlying Shares
David Zalik	$—	—	$—	—	—	$—	—
Gerald Benjamin	$2,000,000	66.7%	$1,333,333	133,188	33.3%	$666,667	227,275
Timothy Kaliban	$2,000,000	66.7%	$1,333,333	133,188	33.3%	$666,667	227,275
Robert Partlow	$1,500,000	66.7%	$1,000,000	99,891	33.3%	$500,000	170,456
Kevin Goldstein	$750,000	66.7%	$500,000	49,945	33.3%	$250,000	85,228
The actual LTI grants were made using the closing price of our Class A common stock of $12.55 on March 7, 2019, the date the Compensation Committee approved the equity grants for our executive officers. The following table shows the actual value of the grants made to each NEO and reflects the $12.55 per share grant price. Vesting occurs ratably over a four-year period.

Named Executive Officer	Restricted Stock		Stock Options
	Shares	Value	Options	Value	Actual 2019 LTI Award
David Zalik	—	$—	—	$—	$—
Gerald Benjamin	133,188	$1,671,509	227,725	$835,724	$2,507,234
Timothy Kaliban	133,188	$1,671,509	227,725	$835,724	$2,507,234
Robert Partlow	99,891	$1,253,632	170,456	$626,792	$1,880,424
Kevin Goldstein	49,945	$626,810	85,228	$313,396	$940,206
In addition to the annual LTI awards granted in 2019, our NEOs (excluding Mr. Zalik) received restricted stock awards in lieu of cash payments for their earned 2018 annual incentive payouts. The decision to receive restricted stock awards in lieu of cash payments was recommended by management and approved by the Compensation Committee.
Messrs. Benjamin and Partlow elected to receive 100% of their 2018 annual incentive payments in restricted stock awards, including a 100% premium to the underlying awards for doing so. Messrs. Kaliban and Goldstein elected to receive 75% of their 2018 annual incentive payments in restricted stock awards, including a 100% premium applied to that portion of the award. These awards vest ratably over three years from the date of grant (March 7, 2019). Such grants were based on the closing price of our Class A common stock on that date of $12.55, identical to the LTI awards. This method of payment of the 2018 annual incentive awards was implemented to increase retention and alignment with our stockholders as a result of the award value being tied to our stock price performance over the three-year vesting period.
The following table details all of these awards:

	Restricted Stock
Named Executive Officer	Shares	Value
David Zalik	—	$—
Gerald Benjamin	71,713	$899,998
Timothy Kaliban	20,617	$258,743
Robert Partlow	39,840	$499,992
Kevin Goldstein	8,619	$108,168
Mr. Goldstein also received two supplemental grants in 2019. On March 7, 2019, Mr. Goldstein was granted a stock option award to purchase 40,000 shares of Class A common stock with an exercise price of $12.55 and 30,000 shares of restricted stock. Both of these awards are subject to a four-year ratable vesting period and had a total fair value on the date of grant of $527,561 ($151,061 from the stock option award and $376,500 from the shares of restricted stock). This supplemental grant was intended to compensate Mr. Goldstein for additional responsibilities and key individual accomplishments in the credit area. Additionally, on September 6, 2019, Mr. Goldstein was issued 109,810 shares of restricted stock and a stock option award to purchase 206,757 shares of Class A common stock with an exercise price of $6.83 per share; both awards vest ratably over four years from the date of grant and had a total fair value on the date of grant of $1,114,949 ($364,947 from the stock option award and $750,002 from the shares of restricted stock). This grant was in connection with a strategic compensation review conducted by GreenSky in August 2019.
In March 2019, our Compensation Committee adopted the GreenSky, Inc. Executive Severance Plan. The Executive Severance Plan is intended to provide certain severance benefits to members of GreenSky's senior executive group, including the NEOs, if the eligible executive's employment with GreenSky and its affiliates is terminated (i) by GreenSky other than for "cause" and other than by reason of the eligible executive's "disability" or (ii) by the eligible executive for "good reason", each of such events constituting a "covered termination." For additional information, see "— Potential Payments upon Termination or Change of Control."
2020 Compensation Decisions
Our Compensation Committee has made the following decisions regarding our executive compensation program for 2020 for the NEOs:
•No salary increases
•No changes to the AIP - targets as a percent of salary, performance measures and weightings between performance measures will remain the same
We anticipate changes may be made to the 2020 AIP in the context of the COVID-19 pandemic as well as to the 2020 equity grants for the NEOs and other executive officers. At this time, such changes have not been quantified, but are being considered by the Compensation Committee.

Compensation Governance
In addition to structuring our compensation programs with objective, predetermined goals with direct oversight by our Compensation Committee, we employ several other features to enhance the governance of our compensation programs. Below is a discussion of the Stock Ownership Guidelines applicable to our NEOs. For more information regarding our compensation governance applicable to all employees (including our NEOs), see "Corporate Governance — Corporate Governance Policies."
Stock Ownership Guidelines. Our Board has adopted Stock Ownership Guidelines because it believes GreenSky's executive officers and non-employee directors should have a meaningful ownership stake in the company to further align their interests with the long-term interests of our stockholders and promote our commitment to sound corporate governance. Each executive officer is required to hold equity valued at a multiple of such person's annual salary in the applicable amount provided below:

Position	Guideline
Chairman & Chief Executive Officer	6x salary
Other Executive Officers	3x salary

Each executive officer has five years from becoming an executive officer to accumulate sufficient equity and achieve the ownership required by the Stock Ownership Guidelines. As of the record date, each of the Company's executive officers own the requisite amount of equity to meet the requirements of the Stock Ownership Guidelines.
Compensation Committee Report
In connection with our oversight of the compensation programs of GreenSky, we, the members of the Compensation Committee listed below, have reviewed and discussed with management the foregoing CD&A. Based upon such review and discussion, we have recommended to GreenSky's Board that the CD&A be included in this Proxy Statement.

Submitted by the Compensation Committee:
Gregg Freishtat (Chairman)
Joel Babbit
Robert Sheft

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers during the fiscal years ended December 31, 2019, 2018 and 2017.

Name	Year	Salary	Bonus (1)	Non-Equity Incentive Compensation (2)	Option Awards (3)	Stock Awards (3)	All Other Compensation (4)	Total
David Zalik(5)	2019	$500,000	$—	$—	$—	$—	$2,365	$502,365
Chief Executive Officer and Chairman	2018	$500,000	$—	$—	$—	$—	$2,288	$502,288
	2017	$500,000	$—	$—	$—	$—	$1,942	$501,942
Gerald Benjamin(5)	2019	$450,000	$—	$—	$858,312	$1,671,509	$1,329,548	$4,309,369
Chief Administrative Officer and Vice Chairman	2018	$450,000	$899,998	$—	$—	$3,126,793	$2,195,102	$6,671,893
	2017	$450,000	$450,000	$—	$—	$—	$2,305,312	$3,205,312
Tim Kaliban	2019	$400,000	$—	$163,620	$858,312	$1,671,509	$167,735	$3,261,176
President and Chief Risk Officer	2018	$345,000	$301,868	$—	$—	$—	$1,659,677	$2,306,545
	2017	$339,615	$—	$—	$—	$—	$7,443,212	$7,782,827
Robert Partlow	2019	$400,000	$—	$151,620	$643,733	$1,253,632	$453,993	$2,902,978
EVP, Chief Financial Officer
Kevin Goldstein	2019	$625,000	$—	$312,500	$837,875	$626,810	$88,652	$2,490,837
EVP, Chief Credit Officer
____________
(1)The amounts shown represent discretionary bonuses paid to certain of our Named Executive Officers as a result of what was viewed as exceptional contributions during the year. Awards were paid in cash only (2017) or cash and restricted stock awards (2018).
(a)Discretionary Cash Bonuses
(i)2017: Benjamin ($450,000)
(ii)2018: Kaliban ($43,125)
(b)Discretionary Restricted Stock Awards
(i)2018: Benjamin ($899,998); Kaliban ($258,743)
(2)The amounts shown represent non-discretionary cash bonuses paid to eligible GreenSky employees (which include our NEOs) under the AIP.
(3)The amounts shown were computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to the consolidated financial statements included in our 10-K.
(4)The compensation included in the "All Other Compensation" column includes:
(a)for Mr. Zalik, 401(k) matching contributions;
(b)for Mr. Benjamin, distributions in respect of GS Holdings equity awards in the amounts of $1,329,548, $2,195,102, and $2,305,312 in 2019, 2018, and 2017, respectively;
(c)for Mr. Kaliban, (i) distributions in respect of GS Holdings equity awards in the amounts of $158,460, $1,650,402, and $7,433,937 in 2019, 2018, and 2017, respectively, and (ii) 401(k) matching contributions in the amount of $9,275 in each of 2019, 2018, and 2017, respectively;
(d)for Mr. Partlow, (i) distributions in respect of GS Holdings equity awards in the amounts of $377,459, (ii) 401(k) matching contributions in the amount of $9,383, and (iii) transportation costs of $67,151 in connection with Mr.

Partlow commuting to our principal executive offices in Atlanta, Georgia (which transportation cost also includes a tax gross-up of $31,367).
(e)for Mr. Goldstein, transportation costs of $88,652 in 2019 in connection with Mr. Goldstein commuting to our principal executive offices in Atlanta, Georgia (which transportation cost also includes a tax gross-up of $37,280).
(5)Messrs. Zalik and Benjamin also serve on our Board but do not receive any additional compensation for their service as directors.
Grants of Plan-Based Awards in 2019
The following table sets forth information regarding grants of awards made to our Named Executive Officers during 2019.

	Non-Equity Incentive Plan Awards(1)				Equity Incentive Plan Awards(2)
Name	Threshold ($)	Target ($)	Maximum ($)	Actual Payout	Grant Date	Number of Securities Underlying Restricted Stock Awards (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
David Zalik
2019 AIP (Cash)	$187,500	$750,000	$1,500,000	$—	—	—	—	$—	$—
Gerald Benjamin
2019 AIP (Cash)	$112,500	$450,000	$900,000	$—
2018 AIP (Equity)					3/7/2019	71,713(3)	—	$—	$899,998
2019 AIP (Equity)					3/7/2019	133,188(4)	227,275(4)	$12.55	$2,529,821
Tim Kaliban
2019 AIP (Cash)	$50,000	$200,000	$400,000	$163,620
2018 AIP (Equity)					3/7/2019	20,617(3)	—	$—	$258,743
2019 AIP (Equity)					3/7/2019	133,188(4)	227,275(4)	$12.55	$2,529,821
Robert Partlow
2019 AIP (Cash)	$50,000	$200,000	$400,000	$151,620
2018 AIP (Equity)					3/7/2019	39,840(3)	—	$—	$499,992
2019 AIP (Equity)					3/7/2019	99,891(4)	170,456(4)	$12.55	$1,897,365
Kevin Goldstein
2019 AIP (Cash)	$75,125	$312,500	$625,000	$312,500
2018 AIP (Equity)					3/7/2019	8,619(3)	—	$—	$108,168
2019 AIP (Equity)					3/7/2019	49,945(4)	85,228(4)	$12.55	$948,677
2019 Special (Equity)					3/7/2019	30,000(5)	40,000(5)	$12.55	$527,561
2019 Special (Equity)					9/6/2019	109,810(6)	206,757(6)	$6.83	$1,114,949
____________
(1)The amounts shown represent non-discretionary cash bonuses paid to eligible GreenSky employees (which include our NEOs) under the AIP; 2019 grants were paid in a lump sum on March 6, 2020. Refer to the CD&A for additional discussion of these awards.
(2)The amounts shown were computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to the consolidated financial statements included in our 10-K.
(3)Amounts shown represent equity granted on March 7, 2019, in connection with a discretionary bonus payment for service in the prior fiscal year (2018) and which vest ratably over three years.
(4)Awards granted on March 7, 2019 as part of the Long-Term Incentive Program and which vest ratably over four years.
(5)As discussed above in the CD&A, these supplemental grants to Mr. Goldstein were intended to compensate him for additional responsibilities and key individual accomplishments in the credit area and vest ratably over three years.
(6)As discussed above in the CD&A, these supplemental grants to Mr. Goldstein were in connection with a strategic compensation review conducted by GreenSky in August 2019 and vest ratably over four years.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table presents information regarding outstanding equity awards, as of December 31, 2019, for each Named Executive Officer:

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/Sh)	Option expiration date	Number of shares or units that have not vested (#)	Market value of shares or units that have not vested ($)
David Zalik
	—	—	—	$—	—	—	$—
Gerald Benjamin
2015 Incentive	12/2/2015	—	—	$—	—	100,435(3)	$893,870
2016 Incentive	8/22/2016	—	—	$—	—	37,496(4)	$333,711
2018 Incentive	3/1/2018	—	—	$—	—	210,000(5)	$1,869,000
2018 AIP	3/7/2019	—	—	$—	—	71,713(6)	$638,246
2019 AIP	3/7/2019	—	227,275(7)	$12.55	3/7/2029	133,188(7)	$1,185,373
Tim Kaliban
2018 Bonus	3/7/2019	—	—	$—	—	20,617(6)	$183,491
2019 AIP	3/7/2019	—	227,275(7)	$12.55	3/7/2029	133,188(7)	$1,185,373
Robert Partlow
2014 Incentive	11/11/2014	100,000(8)	—	$5.65	11/11/2024	—	$—
2018 Incentive	3/1/2018	—	—	$—	—	56,000(5)	$498,400
2018 AIP	3/7/2019	—	—	$—	—	39,840(6)	$354,576
2019 AIP	3/7/2019	—	170,456(7)	$12.55	3/7/2029	99,891(7)	$889,030
Kevin Goldstein
2018 New Hire	9/25/2018	20,382(9)	61,147(9)	$19.73	9/25/2028	45,295(9)	$403,123
2018 AIP	3/7/2019	—	—	$—	—	8,619(6)	$76,709
2019 AIP	3/7/2019	—	85,228(7)	$12.55	3/7/2029	49,945(7)	$444,511
2019 Special	3/7/2019	—	40,000(10)	$12.55	3/7/2029	30,000(10)	$343,709
2019 Special	9/6/2019	—	206,757(11)	$6.83	9/6/2029	109,810(11)	$977,309
____________
(1)Represents options to acquire shares of GreenSky's Class A common stock.
(2)The market value is based on the $8.90 closing price of GreenSky's Class A common stock on December 31, 2019.
(3)Represents Holdco Units (and an equal number of shares of GreenSky's Class B common stock), which are exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for an equal number of shares of Class A common stock or cash, at GreenSky's option. The award vests ratably over five years, and the amount shown represents the unvested portion.
(4)The amount shown represents the number of Holdco Units (and an equal number of shares of GreenSky’s Class B common stock) that are unvested. The award vests ratably over five years.
(5)The amount shown represents the number of Holdco Units (and an equal number of shares of GreenSky’s Class B common stock) that are unvested. The award vests ratably over five years.
(6)Amounts shown represent equity granted on March 7, 2019, in connection with a discretionary bonus payment for service in the prior fiscal year (2018) and which vest ratably over three years.
(7)Awards granted on March 7, 2019 as part of the Long-Term Incentive Program and which vest ratably over four years.
(8)Subsequent to the grant date, this stock option was capped at $7.60 per share of Class A common stock, and Mr. Partlow was awarded companion Holdco Units (and an equal number of shares of GreenSky's Class B common stock) with a threshold price equal to the cap price of $7.60 per unit. All stock option and associated restricted stock awards in connection with this grant are fully vested.

(9)Awards granted in connection with Mr. Goldstein's hire in 2018 and which vest ratably over four years.
(10)As discussed above in the CD&A, these supplemental grants to Mr. Goldstein were intended to compensate him for additional responsibilities and key individual accomplishments in the credit area and vest ratably over three years.
(11)As discussed above in the CD&A, these supplemental grants to Mr. Goldstein were in connection with a strategic compensation review for specific roles conducted by GreenSky in August 2019 and vest ratably over four years.
Option Exercises and Stock Vested in 2019
The following table sets forth the number of shares of Class A common stock acquired during 2019 by our Named Executive Officers upon exercise of stock options or upon vesting of restricted stock, as well as the value realized in connection with such equity award transactions.

	Option Awards(1)		Stock Awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting of RSAs (#)	Value realized on vesting of RSAs ($)
David Zalik	—	$—	—	$—
Gerald Benjamin	429,317	$3,262,812	—	$—
Tim Kaliban	1,294,322	$9,836,851	—	$—
Robert Partlow	71,776	$545,500	—	$—
Kevin Goldstein	—	$—	10,553	$70,390
____________
(1)Each option exercise noted represents the exercise of a "capped" stock option on August 8, 2019. The option value was capped at $7.60 per share (i.e., the maximum value that could be received upon exercise of the option was $7.60 per share). The values shown for the number of shares acquired on exercise and value realized on exercise are net of the impacts of the strike price and tax withholding.
(2)The amounts shown for number of shares acquired upon vesting and the value realized are net of the impact of shares automatically withheld for payment of taxes.
Potential Payments upon Termination or Change of Control
In March 2019, our Compensation Committee adopted the GreenSky, Inc. Executive Severance Plan. The Executive Severance Plan is intended to provide certain severance benefits to members of GreenSky's senior executive group, including the NEOs, if the eligible executive's employment with GreenSky and its affiliates is terminated (i) by GreenSky other than for "cause" and other than by reason of the eligible executive's "disability" or (ii) by the eligible executive for "good reason", each of such events constituting a "covered termination."
In the event of a covered termination before a change of control or more than 24 months after, in addition to certain accrued vested obligations, the Executive Severance Plan provides for the following payments and benefits to the eligible executives whose employment is terminated in a covered termination:
•continued salary, payable no less frequently than monthly, in accordance with GreenSky's standard payroll practices, of 24 months for the Chief Executive Officer and 12 months for the other eligible executives;
•a lump-sum pro-rata annual cash incentive for the year of termination, based on actual performance (but not subject to individual modifiers that are not applicable to all eligible executives), payable in the ordinary course; and

•continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates, for a period of 24 months for the Chief Executive Officer and 12 months for the other eligible executives (subject to earlier termination if the eligible executive is provided similar coverage with a subsequent employer).
In the event the covered termination occurs on or within the 24-month period following a change of control, in addition to certain accrued vested obligations, the Executive Severance Plan provides for the following payments and benefits to the eligible executives whose employment is terminated in a covered termination:
•continued salary, payable no less frequently than monthly, in accordance with GreenSky's standard payroll practices, of 36 months for the Chief Executive Officer and 24 months for the other eligible executives;
•a lump-sum pro-rata annual cash incentive for the year of termination, based on actual performance (but not subject to individual modifiers that are not applicable to all eligible executives), payable in the ordinary course;
•accelerated vesting of outstanding equity awards (at target for performance-based awards) and certain extensions of the term of outstanding options; and
•continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates for a period of 36 months for the Chief Executive Officer and 24 months for the other eligible executives (subject to earlier termination if an eligible executive is provided similar coverage with a subsequent employer).
The Executive Severance Plan does not provide for any gross-up payments if any severance benefits result in the payment by an eligible executive of any excise taxes. In the event that any payment or benefit payable to an eligible executive under the Executive Severance Plan would result in the imposition of excise taxes under the "golden parachute" provisions of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits will either be (i) made in full (in which case the eligible executive will pay the excise tax) or (ii) reduced such that the excise tax under Section 280G is not applicable, whichever puts the eligible executive in the best after-tax position.
Benefits under the Executive Severance Plan are contingent upon the executive's continued compliance with any confidentiality, non-solicitation, non-recruitment, non-competition and invention assignment agreement.
The following table sets forth information regarding the payments to our Named Executive Officers in the event of a Change of Control or Termination without Cause under the Executive Severance Plan.

	Covered Termination (No Change of Control)		Covered Termination on or within 24 months following a Change of Control
Name	Cash Compensation ($)(1)	Health & Welfare Coverage ($)(2)	Cash Compensation ($)(1)	Health & Welfare Coverage ($)(2)	Accelerated Vesting of Equity Compensation ($)(3)
David Zalik	$1,750,000	$25,320	$2,250,000	$37,980	$—
Gerald Benjamin	$900,000	$11,748	$1,350,000	$23,496	$4,920,200
Tim Kaliban	$600,000	$11,748	$1,000,000	$23,496	$1,368,865
Robert Partlow	$600,000	$11,748	$1,000,000	$23,496	$1,742,006
Kevin Goldstein	$937,500	$11,748	$1,562,500	$23,496	$2,596,639

____________
(1)Cash compensation consists of (i) a multiple of salary (defined below) payable in installments in accordance with GreenSky's normal payroll practices (no less frequently than monthly); plus (ii) the NEO's annual incentive assuming payout at 100% of target. The Executive Severance Plan provides for the NEO to receive a pro rata portion of his or her annual incentive in the year of termination adjusted accordingly for GreenSky's performance but not subject to any individual performance multiplier. However, for illustrative purposes, we have included an annual incentive that assumes 100% of target; Mr. Zalik's annual incentive target is 150% of salary; Mr. Benjamin's target is 100% of salary, and all others have targets of 50% of salary. Below are the salary multiples provided in the Executive Severance Plan:
(a)No Change of Control: CEO - 2x (24 months); All Others - 1x (12 months)
(b)Change of Control: CEO - 3x (36 months); All Others - 2x (24 months)
(2)Health & Welfare coverage consists of continued group health & welfare benefit coverage (medical, dental, and vision) under the same plans and coverage tiers for the duration of the severance terms provided in footnote (1). The benefit amount shown represents the cost of COBRA coverage, less the amount the NEO would have otherwise paid as an active employee.
(3)For each NEO, it is assumed that all outstanding equity awards fully vested as of December 31, 2019. The estimated benefit amount of unvested restricted stock awards is calculated by multiplying the number of unvested restricted stock awards by the $8.90 closing price of our Class A common stock on December 31, 2019. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable Named Executive Officer by the difference between the exercise price of the option and the $8.90 closing price of our Class A common stock on December 31, 2019.
Pension Benefits
Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan (other than our 401(k) plan) sponsored by us during 2019.
Non-qualified Deferred Compensation
Our NEOs did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during 2019.
Employment Agreements
We entered into an employment agreement (the "Employment Agreement") with David Zalik in 2014. The material terms of the Employment Agreement are summarized below. None of our other NEOs has an employment agreement, and none of our executive officers is a party to any stand-alone severance or change of control agreement. For a description of GreenSky's severance arrangements for executive officers, see "—Employee Benefit Plans—GreenSky, Inc. Executive Severance Plan."
The Employment Agreement provides for an annual salary of $500,000, subject to periodic reviews, and an annual cash incentive based upon a target percentage of 50% of the annual salary. Although the Compensation Committee sets Mr. Zalik's incentive award target each year (which is currently 150% of his annual salary), to date, Mr. Zalik has waived any entitlement to an annual incentive. The Employment Agreement also provides that if Mr. Zalik terminates his employment with GreenSky for "good reason" (as defined in the Employment Agreement) or we terminate his employment "without cause" (as defined in the Employment Agreement), he will continue to receive his salary and certain benefits for 24 months and will receive a pro-rated portion of his bonus for the year of termination. The Employment Agreement also contains a 12-month non-competition covenant.

Employee Benefit Plans
GreenSky Holdings, LLC Equity Incentive Plan
In January 2009, GreenSky LLC ("GSLLC") adopted the GSLLC Equity Incentive Plan (the "2009 Plan"). GSLLC amended and restated the 2009 Plan in July 2015 (the "2015 Plan"). In August 2017, GreenSky Holdings, LLC ("GS Holdings") became the holder of 100% of the outstanding economic interests in GSLLC and GSLLC became wholly owned by GS Holdings. These transactions collectively are referred to as the "2017 Reorganization." In connection with the 2017 Reorganization, (i) outstanding options to acquire Class A units in GSLLC were equitably adjusted and converted into options to acquire Class A units in GS Holdings and (ii) outstanding profits interests in GSLLC were equitably adjusted through an automatic exchange so that they were converted into profits interests in GS Holdings having the same general terms and conditions as the surrendered profits interests in GSLLC. In connection with the 2017 Reorganization, GS Holdings assumed the 2015 Plan and amended and restated such plan so that it became the GreenSky Holdings, LLC Equity Incentive Plan, which we refer to as the "GS Holdings Plan."
Immediately prior to our IPO, (i) the operating agreement of GS Holdings was amended and restated to, among other things, modify its capital structure by replacing the different classes of membership interests and profits interests with a single class of equity interest titled common membership interests, which we refer to as the "Holdco Units"; (ii) GreenSky issued to each of the continuing GS Holdings members a number of shares of GreenSky's Class B common stock equal to the number of Holdco Units held by it (other than the Holdco Units that were exchanged in connection with the IPO), for consideration in the amount of $0.001 per share of GreenSky's Class B common stock; (iii) certain Holdco Units were contributed to GreenSky in exchange for shares of GreenSky's Class A common stock; (iv) options to acquire Class A units of GS Holdings outstanding under the GS Holdings Plan were equitably adjusted to be exercisable for shares of GreenSky's Class A common stock; (v) certain profits interests outstanding under the GS Holdings Plan were converted into shares of GreenSky's Class A common stock, subject to the existing vesting requirements; (vi) certain profits interests outstanding under the GS Holdings Plan were converted into Holdco Units, subject to the existing vesting requirements; and (vii) outstanding warrants to acquire Class A units of GS Holdings were equitably adjusted pursuant to their terms so that they are exercisable for Holdco Units (and an equal number of shares of Class B common stock).
We do not expect to grant additional awards under the GS Holdings Plan in the future. To the extent not already vested, the Holdco Units issued with respect to profits interests generally will continue to vest ratably over the original vesting periods of the profits interests (generally five years), provided that the employee remains continuously employed by GreenSky. In addition, provided that the employee remains continuously employed by GreenSky, the Holdco Units will vest in their entirety upon a "sale of the business," which includes, in general and subject to certain exceptions, (i) any reorganization, merger or consolidation into an independent third party, any acquisition by independent third parties of 50% or more of our Class A common stock on an as converted basis, or (ii) the sale of all or substantially all of the assets of GreenSky to an independent third party.

GreenSky, Inc. 2018 Omnibus Incentive Compensation Plan
In connection with our IPO, we adopted the 2018 Omnibus Incentive Compensation Plan, which we refer to as the 2018 Plan. The 2018 Plan covers the grant of awards to employees, consultants and non-employee directors of GreenSky and those of its affiliates, except that incentive stock options only may be granted to employees of GreenSky, Inc. and its subsidiaries. Under the terms of the 2018 Plan, an aggregate of 24,000,000 shares of the Class A common stock of GreenSky, Inc. have been authorized for delivery in settlement of awards.
The 2018 Plan permits the grant of any or all of the following types of awards to grantees:
•stock options, including incentive stock options;
•stock appreciation rights;
•restricted stock;
•deferred stock and restricted stock units;
•performance units and performance shares;
•dividend equivalents;
•bonus shares;
•other stock-based awards; and
•cash incentive awards.
GreenSky, Inc. Annual Incentive Plan
In January 2019, our Compensation Committee adopted the GreenSky, Inc. Annual Incentive Plan. The Annual Incentive Plan is designed to reward employees if specified performance goals are achieved, so as to encourage the creation of stockholder value by establishing a direct link between achievement of specified performance goals and the incentive compensation of eligible GreenSky employees.
Designated employees of GreenSky and its affiliates are eligible to earn annual incentives, generally paid in cash, based on the attainment of pre-established performance goals during the applicable performance period. The Compensation Committee, as the administrator of the Annual Incentive Plan, has the discretion to select the employees who are eligible to participate in the Annual Incentive Plan, establish the performance goals upon which incentives may be based and the target and other amounts that may become payable if the applicable performance goals are achieved. Performance goals may be based upon business criteria relating to GreenSky and its affiliates, the individual participants, teams or other business units, or a combination thereof. A participant's potential incentive award will be determined by a formula, by multiplying the participant's target incentive (as a percentage of the participant's annual salary) by the relevant incentive multipliers (determined based upon the performance goals achieved for the performance period). At the end of each performance period, the Compensation Committee determines the extent to which the applicable performance goals were achieved or exceeded and the actual award payments to be made, although the Compensation Committee retains the discretion to determine amounts to be paid to individual participants that may be greater or less than the formula result.

Other Supplemental Benefits
Our NEOs are eligible for the following benefits on a similar basis as other eligible employees:
•health, dental and vision insurance;
•paid-time-off days;
•life and accidental death and dismemberment insurance;
•short-term (voluntary) and long-term disability insurance;
•health savings account programs;
•critical, accident and life insurance (voluntary); and
•401(k) plan, which generally allows employees who satisfy certain eligibility requirements to defer up to 75% of their compensation, within limits established by Internal Revenue Service regulations, with GreenSky having the ability to make matching contributions up to 6% of base compensation.
2019 Director Compensation
The following table sets forth information regarding the compensation awarded to, earned by, or paid to all persons who served as directors during all or part of the fiscal year ended December 31, 2019.

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Joel Babbit	$60,000	$200,000	$—	$304,960	$564,960
Arthur Bacci	$45,000	$200,000	$—	$—	$245,000
Gregg Freishtat	$81,500	$200,000	$—	$303,796	$585,296
Robert Sheft	$60,000	$200,000	$—	$—	$260,000
Nigel Morris(4)	$15,000	$—	$—	$1,068,414	$1,083,414
John Flynn(5)	$—	$—	$—	$—	$—
____________
(1)Messrs. Zalik and Benjamin serve both as executive officers and directors of GreenSky. Their compensation is fully reflected in the Summary Compensation Table above, and they do not receive any additional compensation for their service as directors.
(2)Reflects the aggregate grant date fair value of each stock award, which was computed in accordance with FASB ASC Topic 718. The grant date fair value was determined by reference to the closing price of the Class A common stock on the grant date. For additional information, see Note 12 in the consolidated financial statements included in our 10-K.
(3)The compensation included in the "All Other Compensation" column includes distributions in respect of GS Holdings equity awards for Messrs. Babbit and Freishtat, and distributions in respect of GS Holdings equity awards beneficially owned by Mr. Morris.
(4)The term of Nigel Morris expired at the 2019 Annual Meeting of Stockholders, and he did not stand for re-election.
(5)Mr. Flynn served as a director of GreenSky as a representative of TPG Growth II Advisors, Inc. and did not receive compensation.

We provide the following compensation to our non-employee directors:

Compensation Component	Amount
Annual Cash Retainer	$60,000
Annual Equity Award	$200,000 in shares of restricted Class A common stock, vesting in full on the one year anniversary of the date of grant
Additional Cash Retainer for Audit Committee Chair	$15,000
Additional Cash Retainer for Compensation Committee Chair	$12,500
Additional Cash Retainer for Governance and Nominating Committee Chair	$9,000
Board Meeting Fees	None
We also reimburse all directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors' and officers' indemnity insurance policy.
Each director has five years from becoming a director to accumulate sufficient equity and achieve the ownership required by the Stock Ownership Guidelines, which is five times the director's annual cash retainer. As of the Record Date, GreenSky's directors own the requisite amount of equity to meet or demonstrate sufficient progress towards the requirements of the Stock Ownership Guidelines.
Compensation Committee Interlocks and Insider Participation
During 2019, the Compensation Committee consisted of Messrs. Freishtat, Babbitt, and Flynn. None of the members of the Compensation Committee was a current or former officer or employee of GreenSky or any of our subsidiaries. Gerald Benjamin, our Chief Administrative Officer and Vice Chairman, serves on the board of directors of Narrative Content Group, LLC ("NCG"). Joel Babbit, one of our directors, serves as Chief Executive Officer of NCG. Since Mr. Babbit has served on GreenSky's Board, Mr. Benjamin has not participated in any decisions regarding Mr. Babbit's compensation as an officer of NCG. Except as described above, there were no Compensation Committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement. None of the members of the Compensation Committee had any relationship requiring disclosure under "Related Party Transactions."

EQUITY COMPENSATION PLAN INFORMATION
We maintain the 2018 Plan, pursuant to which we may grant awards of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) other stock or cash-based incentive awards. Outstanding awards under the GS Holdings Plan continue to be governed by the terms of such plan until exercised, expired or otherwise terminated or canceled. We do not currently expect to grant any new awards under the GS Holdings Plan.
The following table provides information about option awards under the 2018 Plan and the GS Holdings Plan as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans previously approved by security holders	2,422,617	$14.46	18,638,910
Equity compensation plans not approved by security holders	1,759,292(2)	$7.09	___(3)
Total	4,181,909	$11.36	18,638,910
____________
(1)Does not include outstanding shares of previously awarded restricted stock. Further, certain options herein were capped at $7.60 per share, such that depending on prevailing market conditions, the number of securities to be issued upon exercise of outstanding options might be less than the total within this table.
(2)Represents options issued under the GS Holdings Plan. For more information, see "Executive and Director Compensation — Employee Benefit Plans — GreenSky Holdings, LLC Equity Incentive Plan."
(3)Does not include 3,188,648 Holdco Units remaining available under the GS Holdings Plan. We do not currently expect to grant additional awards under the GS Holdings Plan in the future.

RELATED PARTY TRANSACTIONS
Transactions with Related Persons
The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
IPO and Related Transactions
In connection with our IPO, we consummated the following transactions with related persons.
Operating Agreement of GS Holdings
GreenSky, Inc. holds a significant equity interest in GS Holdings and is the managing member of GS Holdings. Accordingly, GreenSky, Inc. operates and controls all of the business and affairs of GS Holdings and, through GS Holdings and its operating entity subsidiaries, conducts our business.
In connection with our IPO, the operating agreement of GS Holdings was amended and restated (referred to as the GS Holdings LLC Agreement) to, among other things, modify its capital structure by replacing the different classes of membership interests and profits interests with a single new class of membership interests of GS Holdings (referred to as Holdco Units). GS Holdings and GreenSky, Inc. entered into the GS Holdings LLC Agreement with the parties who received Holdco Units in connection with the reorganization transactions, including certain related persons, which we refer to as "Continuing LLC Members."
Under the GS Holdings LLC Agreement, GreenSky, Inc., as the managing member of GS Holdings, has the right to determine when distributions (other than tax distributions) will be made to holders of Holdco Units in GS Holdings and the amount of any such distributions, subject to limitations imposed by applicable law and contractual restrictions (including pursuant to our credit agreements). If a distribution with respect to Holdco Units is authorized, such distribution will be made to the holders of Holdco Units pro rata based on their holdings of Holdco Units in accordance with their terms. In turn, GS Holdings, which is the managing member of GSLLC, has the right to determine when distributions (other than tax distributions) will be made by GSLLC to GS Holdings and the amount of any such distributions.
Under the terms of the GS Holdings LLC Agreement, all of the Holdco Units are subject to restrictions on disposition.
The holders of Holdco Units in GS Holdings, including GreenSky, Inc., will incur United States federal, state and local income taxes on their respective share of any taxable income of GS Holdings. Net profits and net losses of GS Holdings generally will be allocated to the holders of Holdco Units in GS Holdings (including GreenSky, Inc.) pro rata in accordance with their respective share of the net profits and net losses of GS Holdings. The GS Holdings LLC Agreement provides for cash distributions, which we refer to as "tax distributions," based on certain assumptions, to the holders of Holdco

Units in GS Holdings (including GreenSky, Inc.) pro rata based on their Holdco Units in GS Holdings. Generally, these tax distributions to holders of Holdco Units in GS Holdings will be an amount equal to our estimate of the taxable income of GS Holdings, net of taxable losses, allocable per Holdco Unit in GS Holdings multiplied by an assumed tax rate set forth in the GS Holdings LLC Agreement. Any distributions will be subject to available cash and applicable legal and contractual restrictions.
Exchange Agreement
In connection with our IPO, the Continuing LLC Members, GS Holdings and GreenSky, Inc. entered into the Exchange Agreement under which the Continuing LLC Members (or certain permitted transferees thereof), and any other Exchange Agreement parties will have the right, subject to the terms of the Exchange Agreement, to exchange their Holdco Units (with automatic cancellation of an equal number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for certain stock subdivisions (stock splits), combinations, or purchases of our Class A common stock or Holdco Units, or for cash (based on the market price of the shares of our Class A common stock), at our option (such determination to be made by the disinterested members of our Board). As an Exchange Agreement party exchanges Holdco Units for shares of our Class A common stock or cash, at our option, the number of Holdco Units held by GreenSky, Inc. correspondingly increases as we acquire the exchanged Holdco Units, and a corresponding number of shares of our Class B common stock are cancelled.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement whereby we may be required to register under the Securities Act the sale of shares of our Class A common stock (i) issuable to certain of the Continuing LLC Members upon exchange of Holdco Units (and automatic cancellation of shares of our Class B common stock) and (ii) issued to certain pre-IPO equity holders in connection with the reorganization transactions. The registration rights agreement also requires us to make available and keep effective shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, certain of those stockholders have the ability to exercise certain demand registration rights and/or piggyback registration rights in connection with underwritten registered offerings requested by any of such holders or initiated by us.
Tax Receivable Agreement
The Continuing LLC Members may from time to time (subject to the terms of the Exchange Agreement regarding exchange rights) exchange Holdco Units (with automatic cancellation of an equal number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis (subject to adjustment) or for cash (based on the market price of the shares of our Class A common stock), at our option (such determination to be made by the disinterested members of our Board). GS Holdings (and each of its subsidiaries classified as a partnership for federal income tax purposes) made an election under Section 754 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), that is effective for 2018 and each subsequent taxable year in which an exchange of Holdco Units (and cancellation of shares of our Class B common stock) for shares of our Class A common stock occurs. Our purchase of Holdco Units from the exchanging members in connection with our IPO, our acquisition of the equity of certain pre-IPO equity holders, and the exchanges of Holdco Units (and cancellation of shares of our Class B common stock) for shares of our Class A common stock in the future are expected to result, with respect to GreenSky, Inc., in increases in the tax basis of the assets of GS Holdings that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that GreenSky, Inc. would otherwise be required to pay in the future. These increases in tax basis also may decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
We entered into a Tax Receivable Agreement with various parties, including related persons, that provides for the payment from time to time by GreenSky, Inc. to those parties of 85% of the amount of the benefits, if any, that GreenSky, Inc. realizes or, under certain circumstances (such as a change of control), is deemed to realize as a result of (i) the aforementioned increases in tax basis, (ii) any incremental tax basis adjustments attributable to payments made pursuant to the Tax Receivable Agreement, and (iii) any deemed interest deductions arising from payments made by us under the Tax Receivable Agreement. These payment obligations are obligations of GreenSky, Inc. and not of GS Holdings. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize. For purposes of the Tax Receivable Agreement, subject to certain exceptions, the benefit deemed realized by GreenSky, Inc. generally will be computed by comparing the actual income tax liability of GreenSky, Inc. (calculated with certain assumptions) to the amount of such taxes that GreenSky, Inc. would have been required to pay had there been no increase to the tax basis of the assets of GS Holdings as a result of our purchase of Holdco Units from the exchanging members in connection with our IPO, the exchanges of Holdco Units, the merger of certain pre-IPO equity holders in connection with the IPO, and had GreenSky, Inc. not derived any tax benefits in respect of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement continues until all such tax benefits have been utilized or expired, unless we materially breach any of our material obligations under the agreement or elect an early termination of the agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:
•the timing of any subsequent exchanges of Holdco Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of GS Holdings at the time of each exchange;
•the price of shares of our Class A common stock at or around the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of GS Holdings is affected by the price of shares of our Class A common stock at the time of the exchange;
•the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;
•the amount and timing of our income—GreenSky, Inc. generally will be required to pay 85% of the deemed benefits as and when deemed realized; and

•the allocation of basis increases among the assets of GS Holdings and certain tax elections affecting depreciation.
Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the purchase of Holdco Units from the exchanging members in connection with our IPO and future exchanges of Holdco Units (assuming such future exchanges occurred at December 31, 2019 and assuming automatic cancellation of an equal number of shares of Class B common stock) would aggregate to approximately $669.9 million based on the closing price on December 31, 2019 of $8.90 per share of our Class A common stock. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or $569.4 million to the other parties to the Tax Receivable Agreement.
Additionally, the Tax Receivable Agreement provides that (1) in the event that we materially breach any of our material obligations under the Tax Receivable Agreement, whether as a result of failure to make any payment, failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the agreements in a bankruptcy or otherwise, (2) if, at any time, we elect an early termination of the agreement or (3) upon certain changes of control of GreenSky, Inc., our (or our successor's) obligations under the agreements (with respect to all Holdco Units, whether or not such units have been exchanged or acquired before or after such transaction) would accelerate and become payable in accordance with the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Additionally, the obligation to make a lump-sum payment upon a change of control may deter potential acquirers, which could negatively affect our stockholders' potential returns. If we had elected to terminate the Tax Receivable Agreement as of December 31, 2019, based on the closing price on December 31, 2019 of our Class A common stock, and a discount rate equal to 5.31% per annum, compounded annually, we estimate that we would have been required to pay $372.5 million in the aggregate under the Tax Receivable Agreement.
Other Related Party Transactions
We lease approximately 82,400 square feet of office space located at 1797 NE Expressway, Atlanta, Georgia from a company owned by David Zalik, our Chief Executive Officer. As of the Record Date, the base rental rate was $23.52 per square foot, subject to annual increases of 3% at the beginning of each new lease year. The current lease term expires on April 30, 2023. For the three months ended March 31, 2020 and the year ended December 31, 2019, our total rent expenses for such lease were approximately $435,000 and $1,738,000, respectively.
In August 2018, we entered into an agreement with an unrelated third party whereby such party acted as an agent for the sale of certain of our financial assets. In performing these services, the third party agreed to use an affiliate of Gerald Benjamin, our Chief Administrative Officer and Vice Chairman. In December 2018, this agreement was assigned by the third party to such affiliate. For the three months ended March 31, 2020 and the year ended December 31, 2019, we paid aggregate amounts of $0 and $540,000, respectively, for these services.

Indemnification Agreements
We are a party to indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Since that time, we have entered into similar indemnification agreements with our new directors and executive officers and expect to continue to do so in the future.
Review, Approval or Ratification of Transactions with Related Persons
Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our Board) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee's charter, the Audit Committee must review and oversee all related party transactions. For these purposes, a "related party transaction" refers to all transactions for which review or oversight is required by applicable law or Nasdaq rules or that are required to be disclosed in the notes to GreenSky's financial statements or in GreenSky's SEC filings.
In addition, all of our employees, officers and directors are required to comply with the Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose promptly the existence of the conflict, or potential conflict, to GreenSky's Chief Legal Officer, General Counsel or Audit Committee Chair, who will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.
Since January 1, 2019, there have been no transactions that were required to be reported under "—Transactions with Related Persons" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Table
The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our Class B common stock as of the Record Date. The information is provided with respect to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock, (ii) each of our directors, (iii) each of our NEOs, and (iv) all of our directors and executive officers, as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares of our Class A common stock the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of our Class A common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of our Class A common stock, our Class B common stock or our combined voting power, as applicable.

	Shares Beneficially Owned
	Class A Common Stock(1)(2)		Class B Common Stock(1)(2)		Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% Stockholders
David Zalik(3)(4)	—	*	64,431,899	56.9%	53.7%
Robert Sheft and Jeffrey Gold(3)(5)	320,788	*	22,286,495	19.7%	18.6%
TPG Growth II Advisors, Inc.(6)	1,257,977	1.9%	6,083,863	5.4%	5.2%
Pacific Investment Management Company LLC(7)	8,711,085	13.1%	3,074,728	2.7%	3.3%
Marc Stad; Dragoneer Investment Group, LLC(8)	15,347,750	23.1%	—	*	1.3%
Shapiro Capital Management LLC(9)	7,962,036	12.0%	—	*	*
The Vanguard Group, Inc.(10)	4,907,646	7.4%	—	*	*
Ithan Creek Master Investors (Cayman) L.P.(11)	4,326,422	6.5%	—	*	*
Bay Pond Partners, LP(12)	3,867,520	5.8%	—	*	*

Named Executive Officers and Directors (other than those listed above)
Arthur Bacci(13)	19,351	*	—	*	*
Joel Babbit(14)	190,601	*	199,530	*	*
Gerald Benjamin(15)	673,466	1.0%	1,237,563	1.1%	1.1%
Gregg Freishtat(16)	450,816	*	595,850	*	*
Tim Kaliban(17)	1,492,853	2.2%	1,073,530	*	1.0%
Kevin Goldstein(18)	298,277	*	—	*	*
Robert Partlow(19)	342,606	*	282,378	*	*
Executive Officers and Directors as a group (15 persons)	4,501,562	6.8%	90,855,978	80.2%	76.1%
____________
(1)Our Class A common stock entitles holders thereof to one vote per share, and our Class B common stock entitles holders thereof to ten votes per share, voting together as a single class.
(2)Subject to the terms of the Exchange Agreement, Holdco Units are exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustment for certain subdivisions (stock splits), combinations or purchases of Class A common stock or Holdco Units, or for cash (based on the market price of the shares of Class A common stock), at our option (such determination to be made by the disinterested members of our Board). See "Related Party Transactions—IPO and Related Transactions—Exchange Agreement." Beneficial ownership of Holdco Units is not reflected in this table; however, information concerning ownership of Holdco Units is included in the footnotes below, where applicable. Under the Class A Common Stock columns, the numbers and percentages exclude shares of Class A common stock that may be acquired upon the exchange of Holdco Units and shares of Class B common stock.
(3)The address of the beneficial owner is c/o GreenSky, Inc., 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342.
(4)Mr. Zalik beneficially owns (i) 51,034,500 Holdco Units and shares of Class B common stock held by Founders Technology Investors, LLC; and (ii) 13,397,399 Holdco Units and shares of Class B common stock held by Financial Technology Investors, LLC. Mr. Zalik is the sole manager of each of Founders Technology Investors, LLC and Financial Technology Investors, LLC.
(5)Mr. Sheft beneficially owns (i) 320,788 shares of Class A common stock; and (ii) 22,286,495 Holdco Units and shares of Class B common stock held by GS Investment Holdings, LLC. Mr. Sheft's wife and brother are the members of RS Management Advisors, LLC, which is the Trustee of the Robert Sheft 2012 Trust and the Robert Sheft Dynasty Trust. Those trusts together own 99%, and Mr. Sheft owns 1%, of GS Investment Holdings, LLC. As such, Mr. Sheft has shared investment power over these shares. Pursuant to an agreement between RS Management Advisors, LLC and Jeffrey Gold, Mr. Gold has the right to vote the shares held by GS Investment Holdings, LLC but has no economic interest in these shares.

(6)Based on a Schedule 13G filed by TPG Growth II Advisors, Inc. ("TPG Advisors"), David Bonderman and James G. Coulter with the SEC on February 13, 2019. TPG Advisors is the general partner of each of (i) TPG Georgia Holdings, L.P. ("TPG Georgia"), which holds 6,083,863 Holdco Units and shares of Class B common stock; and (ii) TPG Growth II BDH, L.P. (together with TPG Georgia, the "TPG Funds"), which holds 1,257,977 shares of Class A common stock. David Bonderman and James G. Coulter are the sole shareholders of TPG Advisors. Because of the relationship between Mr. Bonderman, Mr. Coulter and TPG Advisors, collectively, and the TPG Funds, Mr. Bonderman, Mr. Coulter and TPG Advisors may be deemed to beneficially own these securities to the extent of the greater of their respective direct or indirect pecuniary interests in the profits or capital accounts of the TPG Funds. Each TPG Fund and each of Mr. Bonderman, Mr. Coulter and TPG Advisors disclaims beneficial ownership of these securities, except to the extent of such person's pecuniary interest therein, if any. The address of the beneficial owners is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(7)Based on GreenSky records and a Schedule 13G/A filed by Pacific Investment Management Company LLC ("PIMCO") with the SEC on February 13, 2020. These securities are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. The address of the beneficial owner is 650 Newport Center Drive, Newport Beach, California 92660.
(8)Based on a Schedule 13G/A filed by Marc Stad and Dragoneer Investment Group, LLC ("Dragoneer") with the SEC on February 14, 2020. Dragoneer is a registered investment adviser under the Investment Advisers Act of 1940, as amended. As the managing member of Dragoneer, Cardinal DIG CC, LLC ("Cardinal") also may be deemed to share voting and dispositive power with respect to the 15,347,750 shares of Class A common stock. Mr. Stad is the sole member of Cardinal. By virtue of these relationships, each of Mr. Stad and Dragoneer may be deemed to share beneficial ownership of these securities. The address of the beneficial owners is One Letterman Drive, Building D, Suite M500, San Francisco, California, 94129.
(9)Based on a Schedule 13G/A filed by Shapiro Capital Management LLC ("Shapiro") with the SEC on February 14, 2020. Shapiro has (i) sole power to vote 6,872,080 shares of Class A common stock; (ii) shared power to vote 1,089,956 shares of Class A common stock; and (iii) sole power to dispose of 7,962,036 shares of Class A common stock. Shapiro is a registered investment adviser under the Investment Adviser Act of 1940, as amended. One or more of Shapiro's advisory clients is the legal owner of these securities. Pursuant to the investment advisory agreements with its clients, Shapiro has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of these securities. Shapiro's clients have the right to receive dividends and proceeds from sales from the securities that it manages, however, no such client has an interest relating to more than 5% of any class of GreenSky's securities. The address of the beneficial owner is 3060 Peachtree Road NW, Suite 1555, Atlanta, Georgia 30305.
(10)Based on a Schedule 13G filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 11, 2020. Vanguard has (i) sole power to vote 14,814 shares of Class A common stock; (ii) shared power to vote 4,435 shares of Class A Common Stock; (iii) sole power to dispose of 4,895,206 shares of Class A common stock and (iv) shared power to dispose of 12,440 shares of Class A common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 8,005 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 11,244 shares of Class A common stock as a result of its serving as investment manager of Australian investment offerings. The address of the beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(11)Based on a Schedule 13G/A filed by Ithan Creek Master Investors (Cayman) L.P. ("Ithan Creek") with the SEC on November 15, 2019. Ithan Creek shares voting and dispositive power with respect to the 4,326,422 shares of Class A common stock. The address of the beneficial owner is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(12)Based on a Schedule 13G/A filed by Bay Pond Partners, L.P. ("Bay Pond") with the SEC on January 29, 2020. Bay Pond has shared power to vote and dispose of 3,867,520 shares of Class A common stock. The address of the beneficial owner is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(13)Includes 18,051 shares of restricted Class A common stock over which Mr. Bacci has sole voting but no investment power.
(14)Includes (i) 199,530 Holdco Units and shares of Class B common stock; and (ii) capped stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 86,176 shares of Class A common stock at an exercise price of $5.65 per share and a capped value of $7.60 per share.
(15)Includes (i) 978,934 Holdco Units and shares of Class B common stock (including 295,431 Holdco Units and shares of Class B common stock over which Mr. Benjamin has sole voting but no investment power); (ii) 258,629 Holdco Units and shares of Class B common stock held by Benjamin Equity Investments, LLC; (iii) 147,700 shares of restricted Class A common stock over which Mr. Benjamin has sole voting but no investment power; and (iv) a stock option that is currently exercisable or exercisable within 60 days of the Record Date to purchase 56,818 shares of Class A common stock.

(16)Includes (i) 177,741 Holdco Units and shares of Class B common stock; (ii) 76,768 Holdco Units and shares of Class B common stock held by an LLP; (iii) 341,341 Holdco Units and shares of Class B common stock held by a trust; and (iv) capped stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 434,880 shares of Class A common stock at an exercise price of $1.08 per share and a capped value of $7.60 per share.
(17)Includes (i) 956,983 Holdco Units and shares of Class B common stock; (ii) 116,547 Holdco Units and shares of Class B common stock held by Kaliban 2014, LLC; (iii) 113,636 shares of restricted Class A common stock over which Mr. Kaliban has sole voting but no investment power; and (iv) a stock option that is currently exercisable or exercisable within 60 days of the Record Date to purchase 56,818 shares of Class A common stock. Mr. Kaliban is the sole manager of Kaliban 2014, LLC.
(18)Includes (i) a stock option that is currently exercisable or exercisable within 60 days of the Record Date to purchase 51,689 shares of Class A common stock; and (ii) 218,310 restricted Class A common stock over which Mr. Goldstein has sole voting but no investment power.
(19)Includes (i) 282,378 Holdco Units and shares of Class B common stock (including 42,000 Holdco Units and shares of Class B common stock over which Mr. Partlow has sole voting but no investment power); (ii) a stock option that is currently exercisable or exercisable within 60 days of the Record Date to purchase 142,614 shares of Class A common stock; and (iii) 101,478 restricted Class A common stock over which Mr. Partlow has sole voting but no investment power.
Changes of Control
There are no arrangements, known to GreenSky, including any pledge by any person of securities of GreenSky or any of its parents, the operation of which may at a subsequent date result in a change of control of GreenSky.

STOCKHOLDER PROPOSALS
The 2021 Annual Meeting of Stockholders is anticipated to be held in May 2021. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a stockholder intends to be presented at the 2021 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2021 Annual Meeting, must be received by the Corporate Secretary of GreenSky at our principal executive offices no later than December 31, 2020. However, if the 2021 Annual Meeting is held on a date more than 30 days before or after June 4, 2021 (the anniversary date of the 2020 Annual Meeting), stockholder proposals for the 2021 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Stockholder proposals received after this date will be considered untimely under Rule 14a-8.
If a stockholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in GreenSky's Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the stockholder proposes to bring before the meeting. Written notice must be received by the Corporate Secretary of GreenSky no earlier than January 5, 2021 and no later than February 4, 2021. In the event that our 2021 Annual Meeting is 30 days before or after June 4, 2021 (the anniversary date of the 2020 Annual Meeting), the written notice must be delivered or received not later than the close of business on the tenth day following the date public announcement of the meeting date was made.
We reserve the right to decline to include in our proxy materials any stockholder's proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a stockholder's written notice upon written request to the Corporate Secretary of GreenSky at the address listed above.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11375-P39631

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREENSKY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES LISTED UNDER ITEM 1 AND FOR "EVERY YEAR" ON ITEM 2.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. ELECTION OF CLASS II DIRECTORS

Nominees:

01) Joel Babbit
02) Arthur Bacci
03) Robert Sheft

	Every Year	Every Two Years	Every Three Years	Abstain
2. Advisory vote to approve frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is given, this proxy will be voted FOR ALL nominees listed under Item 1 and for EVERY YEAR on Item 2.** If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11377-P39631

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREENSKY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES LISTED UNDER ITEM 1 AND FOR "EVERY YEAR" ON ITEM 2.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. ELECTION OF CLASS II DIRECTORS

Nominees:

01) Joel Babbit
02) Arthur Bacci
03) Robert Sheft

	Every Year	Every Two Years	Every Three Years	Abstain
2. Advisory vote to approve frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is given, this proxy will be voted FOR ALL nominees listed under Item 1 and for EVERY YEAR on Item 2.** If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date